Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,	:	Case No. 16—10386 (CSS)
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	:	Jointly Administered
Debtors.(1)	:
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PROPOSED SUPPLEMENT TO THE DISCLOSURE STATEMENT FOR

MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN OF

PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE MODIFIED PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE RESOLICITED UNTIL A SUPPLEMENT TO THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS SUPPLEMENT TO THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

	WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
	Gary T. Holtzer	Mark D. Collins (No. 2981)
	Stephen A. Youngman	One Rodney Square
	767 Fifth Avenue	920 North King Street
	New York, New York 10153	Wilmington, Delaware 19801
	Telephone: (212) 310-8000	Telephone: (302) 651-7700
	Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

	Attorneys for Debtors and	Attorneys for Debtors and
	Debtors in Possession	Debtors in Possession

Dated:	August 5, 2016
Wilmington, Delaware

(1) The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832). The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

Docket No. 613

Date Filed: 8/5/16

SUPPLEMENT TO THE DISCLOSURE STATEMENT, DATED AUGUST 5, 2016

Opportunity to Resubmit Ballots with respect to

the Modified Plan of Reorganization of

PARAGON OFFSHORE PLC, ET AL.

for the holders of outstanding

REVOLVING CREDIT AGREEMENT CLAIMS

SENIOR NOTES CLAIMS

THE DEADLINE TO ACCEPT OR REJECT THE MODIFIED PLAN BY SUBMITTING A BALLOT IS [5:00 P.M.], PREVAILING EASTERN TIME ON [SEPTEMBER 15], 2016, UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY SUBMIT A VOTE ON THE MODIFIED PLAN IS [APRIL 6], 2016 (THE “VOTING RECORD DATE”). HOLDERS WHO DO NOT WISH TO CHANGE THEIR VOTE DO NOT NEED TO SUBMIT A NEW BALLOT. PRIOR VOTES SUBMITTED TO ACCEPT OR REJECT THE PROPOSED PLAN AND NOT MODIFIED BY THE SUBMISSION OF A NEW BALLOT WILL BE TABULATED AS VOTES TO ACCEPT OR REJECT THE MODIFIED PLAN.

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Paragon Offshore plc (“Paragon Parent”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Modified Plan and recommend that all creditors whose votes are being solicited vote to accept the Modified Plan by submitting a Ballot or by foregoing the opportunity to change their prior Ballot. Holders of approximately [  ]% in outstanding principal amount of the Revolving Credit Agreement Claims (defined herein) entitled to vote on the Modified Plan (the “Consenting Revolver Lenders”) and holders of [  ]% in outstanding principal amount of the Senior Notes Claims (defined herein) (the “Consenting Noteholders”) entitled to vote on the Modified Plan have already agreed to support the Modified Plan by submitting a ballot to accept, or forgoing the opportunity to submit a Ballot to reject, the Modified Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS SUPPLEMENT TO THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS SUPPLEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS SUPPLEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS SUPPLEMENT AND THE DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE MODIFIED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE MODIFIED PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS HEREIN. THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE MODIFIED PLAN OR THIS SUPPLEMENT.

THE STATEMENTS CONTAINED IN THIS SUPPLEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE MODIFIED PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS SUPPLEMENT.

THE INFORMATION IN THIS SUPPLEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE MODIFIED PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS SUPPLEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE. ALL EXHIBITS TO THE SUPPLEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS SUPPLEMENT AS IF SET FORTH IN FULL HEREIN.

I.

BACKGROUND AND MODIFIED PLAN

The Debtors submit this Supplement to the Disclosure Statement (the “Supplement”) in connection with the resolicitation of votes on the Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated August 5, 2016 (the “Modified Plan,” attached hereto as Exhibit A). Capitalized terms used in this Supplement, but not defined herein, have the meanings ascribed to them in the Modified Plan. To the extent any inconsistencies exist between this Supplement and the Modified Plan, the Modified Plan governs. This Supplement supplements the Disclosure Statement for the Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (the “Disclosure Statement”) (Docket No. 319) by describing the key modifications incorporated in the Modified Plan and providing updates to the financial projections for the Debtors. This Supplement, in conjunction with the Disclosure Statement, is intended to provide parties with adequate information to determine whether to change their votes on the Modified Plan should they choose to do so.

A.                                    The Chapter 11 Cases

On February 14, 2016 (the “Petition Date”), each of the Debtors commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code. The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Bankruptcy Rules. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or statutory committee of creditors has been appointed in these chapter 11 cases.

Additional information regarding the circumstances leading to the commencement of these chapter 11 cases and information regarding the Debtors’ business and capital structure is set forth in the Declaration of Ari Lefkovits in Support of the Debtors’ Chapter 11 Petitions and Related Requests for Relief (Docket No. 17), the Declaration of James A. Mesterharm in Support of the Debtors’ Chapter 11 Petitions and Related Requests for Relief (Docket No. 18), and in the Disclosure Statement.

B.                                    The Proposed Plan

The Debtors and certain creditors holding approximately 95.62% of the Debtors’ Revolving Credit Agreement Claims and approximately 76.88% of the Debtors’ Senior Notes Claims entered into a plan support agreement (the “Plan Support Agreement”). Under the terms of the Plan Support Agreement, the Consenting Creditors (as defined therein) agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 11) (the “Initial Plan”) filed on the Petition Date.

On March 24, 2016, the Debtors filed the Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 189) and the Proposed Disclosure Statement for the Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 190).

On April 8, 2016, the Debtors filed the Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 241) (the “Proposed Plan”) and the Disclosure Statement.

On April 11, 2016, the Court entered an order approving the Disclosure Statement (the “Disclosure Statement Order”) as containing adequate information. In accordance with the Disclosure Statement Order, the Debtors solicited votes from the holders of Claims in Class 3 (Revolving Credit Agreement Claims) and Class 5 (Senior Notes Claims), the Classes entitled to vote on the Proposed Plan. As set forth in more detail in the materials filed by the Debtors in support of confirmation, the Debtors’ two impaired Classes voted overwhelmingly to accept the Proposed Plan, while an additional seven (7) Classes were deemed to accept the Proposed Plan. A single constituency, the lenders under the Secured Term Loan Agreement whose loan is reinstated under the Proposed Plan, objected to the Proposed Plan, arguing, among other things, that the Debtors’ financial projections (the “Projections”) did not include sufficient cushion to account for a prolonged downturn in the commodities markets and, as a result, the Debtors would be unable to achieve their projected contract utilization and dayrate levels. A confirmation hearing with respect to the Proposed Plan commenced on June 21, 2016 (the “Confirmation Hearing”). During the course of the Confirmation Hearing, both the Debtors and the Term Loan Agent presented evidence and expert testimony regarding the expected performance of the offshore oilfield services industry, the commodities markets, and the Debtors’ actual performance compared to the Business Plan in the Disclosure Statement.

C.                                    The Modified Plan

The Projections in the Disclosure Statement represent the Debtors’ business plan. The Debtors submit that the business plan is reasonable and achievable. To address considerations raised during the Confirmation Hearing with respect to the feasibility of the Debtors’ Proposed Plan, the Debtors have prepared an update to the Projections reflecting actual financial results through June 30, 2016, during which period the Debtors outperformed the business plan, and the impact of certain known contracting delays. In addition, the Debtors have prepared a downside sensitivity case (the “Downside Sensitivity”) to the Projections illustrating the additional liquidity and financial covenant flexibility required to operate the Debtors’ business if the expected market recovery were to be delayed an additional 12 to 18 months (for a total of approximately four (4) years) from what was contemplated under the original projections-including if both dayrates and utilization rates for the Debtors’ offshore drilling rigs were significantly lower than expected in the business plan. The Debtors together with the Consenting Creditors negotiated certain modifications to the Proposed Plan that establish cushions and additional flexibility even in a downside scenario. The resulting changes to the treatment of the Revolving Credit Agreement Claims and the Senior Notes Claims under the Modified Plan provide the Debtors sufficient additional liquidity and covenant flexibility to operate through a downturn should one continue well into 2018.

The Restructuring will leave the Debtors’ business intact under Paragon Parent and substantially de-lever it, providing for the reduction of approximately $1.1 billion of the Debtors’ existing debt and approximately $60 million of the Debtors’ annual cash interest expense upon the completion of the Restructuring. This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand a depressed market for offshore contract drilling.

Below is a summary of the changes to the treatment of the Revolving Credit Agreement Claims and the Senior Notes Claims under the Modified Plan. Greater detail on the treatment for all Classes is provided in the Modified Plan.

Treatment of Class 3 (Revolving Credit Agreement Claims). Exhibit A to the Modified Plan (Modifications to Amended and Restated Credit Agreement) outlines revisions to the covenants under the form of Amended and Restated Credit Agreement filed as Exhibit A to the Amended Supplement to Second Amended Joint Chapter 11 Plan of Paragon Offshore Plc and Its Affiliated Debtors (Docket No. 470) including

•                  reducing the requirement to maintain minimum liquidity from $110 million to $103 million, subject to a sixty (60) day grace periods so long as minimum liquidity remains greater than or equal to $88 million; and

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•                  delaying the testing of the maximum net leverage ratio and minimum interest coverage ratio until the first quarter of 2019 and thereafter setting a 10% cushion against the downside sensitivity.

Please refer to Exhibit A to the Modified Plan for further details of the modifications to the treatment of Revolving Credit Agreement Claims. The anticipated approximate percentage of recovery for holders of Revolving Credit Agreement Claims is 100%. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII of the Disclosure Statement.

Treatment of Class 5 (Senior Notes Claims). The Modified Plan changes the treatment of Class 5 (Senior Notes Claims) by

•                  reducing the Cash payment to be provided to Class 5 (Senior Notes Claims) on the Effective Date from $345 million to $285 million,

•                  removing the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment from the consideration provided to Class 5 (Senior Notes Claims),

•                  providing for the right to receive the New Notes; and

•                  increasing the number of Parent Ordinary Shares allocated from thirty-five percent (35%) to forty-seven percent (47%) of the total outstanding ordinary shares of Paragon Parent as of the Effective Date.

In connection with the Plan, Reorganized Paragon will be issuing $60.0 million in aggregate principal amount of New Notes due May 31, 2021.

Reorganized Paragon will issue the New Notes under an indenture (the “New Notes Indenture”) between itself and U.S. Bank National Association, in its capacity as trustee to the New Notes. A form of the New Notes Indenture will be filed as an exhibit to the Form T-3/A, which Paragon Parent intends to file with the SEC prior to the commencement of the resolicitation.

The summary below describes the anticipated principal terms of the New Notes. It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Issuer:	Reorganized Paragon, a public limited company incorporated under the laws of England and Wales

Securities:	$60.0 million in aggregate principal amount of New Notes

Maturity:	May 31, 2021

Interest:

Reorganized Paragon will pay interest on the New Notes semi-annually in arrears. Prior to January 1, 2019, Paragon Parent shall pay interest in cash (so long as permitted by the Revolving Credit Agreement), in kind or in Parent Ordinary Shares at the option of Paragon Parent. From and after January 1, 2019, Paragon Parent shall pay interest (i) in cash so long as permitted by the Revolving Credit Agreement, (ii) if cash payments are not permitted by the Revolving Credit Agreement, in Parent Ordinary Shares if authorized shares are available and (iii) in the event neither payment option is available, paid in kind;

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provided that no payments of interest in Parent Ordinary Shares are required if the underlying share price is below $1.50 (to be adjusted for any stock splits or certain dividends). If interest is paid in cash, the applicable rate is 12.0% (“Cash Interest”). If interest is paid in Parent Ordinary Shares, the applicable rate is 12.0% (“Equity Interest”), and such payment shall be calculated by dividing the required payment by the volume weighted average price for the Parent Ordinary Shares for the 30-day period following receipt of Notice (as defined below). If interest is paid in kind, the applicable rate is 15.0% (“PIK Interest”). For the avoidance of doubt, in any period where only a portion of the interest is Cash Interest and the other portion is Equity Interest or PIK Interest (x) the applicable rate for the portion of the payment paid in cash or in Paragon Ordinary Shares shall be 12% and (y) the applicable rate for the portion of the payment paid in kind shall be 15%.

Reorganized Paragon shall provide 30 days prior written notice (“Notice”) to the New Notes Trustee of its election to pay Cash Interest (subject to the terms of the Revolving Credit Agreement), Equity Interest or PIK Interest, in accordance with the terms of the New Notes Indenture.

Reorganized Paragon shall use commercially reasonable efforts to authorize at the next shareholders’ meeting sufficient shares to pay three (3) years of Equity Interest, if in Reorganized Paragon’s business judgment it is commercially reasonable to do so.

Mandatory Prepayment:	Reorganized Paragon shall offer to redeem the New Notes upon a change of control at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest.

Optional Redemption:

Subject to the limitations set forth in the Revolving Credit Agreement, Reorganized Paragon may redeem some or all of the New Notes in cash at par plus accrued and unpaid interest at any time without penalty.

Ranking:	The New Notes will be unsecured obligations of Reorganized Paragon.

The New Notes will:

• rank equal in right of payment with all of Reorganized Paragon’s existing and future debt and other obligations that are not explicitly subordinated in right of payment to the notes;
• rank senior in right of payment to all of Reorganized Paragon’s future debt and other obligations that are, by their terms, explicitly subordinated in right of payment to the notes; and
• be effectively subordinated to all of Reorganized Paragon’s existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such obligations.

Covenants:	Affirmative and merger covenants to be agreed upon.(2)

(2) Credit Agreement to have MFN to any affirmative covenants, change of control or merger type covenant, including with respect to definitions used therein.

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Guarantors:	None

Transfer and Listing:

It is expected that the New Notes will be issued pursuant to Section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4 (a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code.

Reorganized Paragon does not intend to list the New Notes on any securities exchange.

The anticipated range of the approximate percentage of recovery for holders of Senior Notes Claims is 58.2% - 77.8%. Senior Notes Claims’ recoveries are increased under the Modified Plan by the New Notes, which are valued at face value for the purpose of this analysis, and by the additional shares they will receive. This consideration offsets the reduction in upfront cash payment to Senior Notes Claims and the removal of the 2016 and 2017 Deferred Cash Payments. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII of the Disclosure Statement.

D.                                    Noble Settlement Agreement Amendment

On April 29, 2016, Paragon Parent entered into a definitive settlement agreement (the “Noble Settlement Agreement”) with Noble Corporation plc (“Noble”). As previously disclosed, upon effectiveness of the Noble Settlement Agreement, Noble will provide direct bonding in fulfillment of the requirements necessary to challenge tax assessments in Mexico relating to Paragon Parent’s business for the tax years 2005 through 2010 (the “Mexican Tax Assessments”) and Noble will be responsible for all of the ultimate tax liability for Noble legal entities and 50% of the ultimate tax liability for Paragon Parent’s legal entities following the defense of the Mexican Tax Assessments. In consideration for this support, the Paragon Parent has agreed to release Noble, fully and unconditionally, from any and all claims in relation to Paragon Parent’s separation from Noble. On August 5, 2016, Paragon Parent entered into a binding term sheet with respect to an amendment to the Noble Settlement Agreement (the “Noble Settlement Agreement Amendment”) is attached as Exhibit B to the Modified Plan. Pursuant to the Noble Settlement Agreement Amendment, Noble has agreed that any amount Paragon Parent owes Noble under the Noble Settlement Agreement in respect of the Mexican Tax Assessments (including Paragon Parent’s share of costs and expenses for contesting such assessments) may be paid in the form of a note up to an aggregate amount of $5 million.

E.                                    Amendment to Plan Support Agreement

In connection with the negotiation of the Modified Plan, the Consenting Creditors and the Debtors have agreed to amend certain terms of the Plan Support Agreement including to extend the milestone dates for confirmation of the Modified Plan and the Effective Date of the Modified Plan. The following are the amended milestones:

•                  the Bankruptcy Court must confirm the Modified Plan by October 31, 2016;

•                  the Effective Date of the Modified Plan must occur by December 15, 2016;

•                  the Debtors must file the Motion of Debtors Pursuant to 11 U.S.C. §§ 105(a), 362, and 365(a) and Bankruptcy Rules 4001 and 6006 for Authority to (I) Assume Plan Support Agreement and

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(II) Modify the Automatic Stay [Docket No.   ] (the “PSA Motion”), seeking approval of the Plan Support Agreement as amended by that Amendment dated as of [August _, 2016], by August 5, 2016;

•                  the PSA Motion must be approved by the Court by September 9, 2016.

WHERE TO FIND ADDITIONAL INFORMATION: Paragon Parent currently files quarterly and annual reports with, and furnishes other information to, the Securities and Exchange Commission (“SEC”). Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•                  Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016

•                  Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on [August 9, 2016]

•                  Forms 8-K filed with the SEC on July 29, 2016 and August 8, 2016.

II.

VOTING PROCEDURES AND REQUIREMENTS

A.                                    Modification of Votes

As a result of the changes to the treatment of Class 3 Revolving Credit Agreement Claims and Class 5 Senior Note Claims, holders of Revolving Credit Agreement Claims and Senior Notes Claims are being afforded the opportunity to submit a ballot to vote, if one had not been previously submitted, or to submit a ballot to change their vote, to accept or reject the Modified Plan. Holders who do not wish to change their vote do not need to submit a new Ballot. Prior votes submitted to accept or reject the Proposed Plan and not modified by the submission of a new Ballot will be tabulated as votes to accept or reject the Modified Plan.

Before submitting a Ballot, each holder of an Allowed Revolving Credit Agreement Claim or an Allowed Senior Notes Claim as of the Record Voting Date (an “Eligible Holder”) should carefully review the Modified Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in the Disclosure Statement and this Supplement are subject to the terms and conditions of the Modified Plan.

Holders of Unimpaired Claims and Interests in classes deemed to accept the Modified Plan are not entitled to vote and will not receive a Ballot. Such holders will instead receive the Notice of Non-Voting Status.

B.                                    Voting Record Date and Voting Deadline

Ballots will be provided for holders of Voting Claims as of April 6, 2016 (the “Voting Record Date”) to vote to accept or reject the Modified Plan.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Modified Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots. Holders who do not wish to change their prior vote do not need to submit a Ballot. Prior votes to accept or reject the Proposed Plan will be tabulated as votes to accept or reject the Modified Plan.

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The Debtors have engaged Kurtzman Carson Consultants (“KCC”) as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE APPLICABLE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON [SEPTEMBER 15], 2016, UNLESS EXTENDED BY THE DEBTORS. IF YOU HOLD SENIOR NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

Class 3 (Revolving Credit Agreement	Class 5 Master Ballots(3)
Claims) Ballots	Paragon Ballot Processing Center
Paragon Ballot Processing Center	c/o KCC
c/o KCC	1290 Avenue of the Americas
2335 Alaska Avenue	9th Floor
El Segundo, CA 90245	New York, NY 10104

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [SEPTEMBER 15], 2016 AT 5:00 P.M. (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE MODIFIED PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE MODIFIED PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE MODIFIED BALLOTS. UNLESS A PRIOR VOTE WAS SUBMITTED FOR THE PROPOSED PLAN, THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE MODIFIED PLAN. ALL PRIOR VOTES CAST AND NOT MODIFIED BY THE SUBMISSION OF A NEW BALLOT WILL BE TABULATED AS A VOTE TO ACCEPT OR REJECT THE MODIFIED PLAN. AN OBJECTION TO THE CONFIRMATION OF THE MODIFIED PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE MODIFIED PLAN.

C.                                    Solicitation Package and Voting Procedures

The Debtors are providing copies of this Supplement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Revolving Credit Agreement Claims and Senior Notes Claims. Record holders of Senior Notes Claims may include Nominees. If such entities do not hold Senior Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Voting Record Date. Any Eligible Holder of Senior Notes Claims who has not received a Ballot should contact

(3) If you receive a Class 5 Beneficial Ballot, please return such Beneficial Ballot to your Nominee.

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his, her, or its Nominee, or the Voting Agent. The Notes Trustee will not vote on behalf of its respective holders. Each Eligible Holder of the Senior Notes Claims must submit its own Ballot.

Holders of Revolving Credit Agreement Claims and Senior Notes Claims should provide all of the information requested by the Ballot. Holders of Revolving Credit Agreement Claims and Senior Notes Claims should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.              Beneficial Holders

An Eligible Holder who holds Senior Notes Claims as a record holder in its own name and wishes to change their prior vote to accept or reject the Proposed Plan should vote on the Modified Plan by completing and signing a beneficial holder ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope. An Eligible Holder who holds Senior Notes Claims as a record holder in its own name and does not wish to change their prior vote to accept or reject the Proposed Plan does not need to submit a Ballot. ALL PRIOR VOTES CAST AND NOT MODIFIED BY THE SUBMISSION OF A NEW BENEFICIAL HOLDER BALLOT WILL BE TABULATED AS A VOTE TO ACCEPT OR REJECT THE MODIFIED PLAN.

An Eligible Holder holding the Senior Notes Claims in “street name” through a Nominee and wishes to change their prior vote to accept or reject the Proposed Plan may vote on the Modified Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•                  Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•                  Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Modified Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Senior Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Senior Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Senior Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Senior Notes Claims so held and voted, in addition to any Secured Term Loan Claims voted.

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2.              Nominees

A Nominee that, on the Record Voting Date, is the record holder of the Senior Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Senior Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)                                 Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Senior Notes Claims held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)                                 Master Ballots

If the Nominee elects not to prevalidate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.              Miscellaneous

All Ballots must be signed by the holder of record of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, on such date. For purposes of voting to accept or reject the Modified Plan, the Eligible Holders of the Senior Notes Claims will be deemed to be the “holders” of the claims represented by such Senior Notes. If you return more than one Ballot voting different Revolving Credit Agreement Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Senior Notes Claims, the Ballots are not

9

voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Modified Plan will likewise not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot. If you cast Ballots received by KCC on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Modified Plan.

4.              Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.              Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreement or Term Sheet.

6.              Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Modified Plan.

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D.                                    Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

III.

SUPPLEMENTAL FINANCIAL INFORMATION

The Debtors believe that the Modified Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (see Section XIII.C hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Modified Plan. In connection with the development of the Modified Plan and for the purposes of determining whether the Modified Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Based on their business plan, the Debtors have prepared financials for 2015 and the Projections for 2016 through 2019 (the “Projection Period”), as set forth below. In addition, the Debtors have prepared the Downside Sensitivity. The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Modified Plan. In connection with the development of the Modified Plan, the Projections and the Downside Sensitivity were prepared by the Debtors, with the assistance of their advisors, to present the anticipated impact of the Modified Plan. The Projections and the Downside Sensitivity assume that the Modified Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production globally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Paragon Group operates, regulatory changes, and/or a variety of other factors. Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections and Downside Sensitivity included herein were last updated on August 3rd, 2016.

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The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS AND THE DOWNSIDE SENSITIVITY WITH THE ASSISTANCE OF THEIR ADVISORS. THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS AND DOWNSIDE SENSITIVITY CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE MODIFIED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE MODIFIED PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE MODIFIED PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH

12

ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections and the Downside Sensitivity should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, this Supplement, the Modified Plan, and any Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P

Revenue	$1,492,427	$671,064	$698,826	$934,150	$1,109,272
Operating Costs	871,262	445,384	452,675	502,978	531,098
Gross Margin	$621,165	$225,679	$246,151	$431,171	$578,173
Gross Margin	41.6%	33.6%	35.2%	46.2%	52.1%

Depreciation and Amortization	$339,268	$231,994	$192,809	$158,005	$154,260
G&A	50,100	44,192	45,162	49,678	54,646
Operating Income	$231,798	$(50,506)	$8,181	$223,488	$369,267

Interest Expense and Other	130,346	80,739	80,241	80,755	77,970
Income Before Taxes and Non-Recurring Items	$101,452	$(131,245)	$(72,060)	$142,733	$291,297

Tax Provision	(72,108)	1,344	20,436	35,674	43,187
Restructuring Expenses & Unusual Events (Incl. Gain on Debt Cancellation)	1,173,172	(536,350)	—	—	—
Net Income	$(999,613)	$403,761	$(92,496)	$107,059	$248,110

RECONCILIATION OF NET INCOME TO ADJ. EBITDA
Net Income	$(999,613)	$403,761	$(92,496)	$107,059	$248,110
Tax Provision	(72,108)	1,344	20,436	35,674	43,187
Interest Expense	130,036	80,739	80,241	80,755	77,970
Depreciation and Amortization	339,268	231,994	192,809	158,005	154,260
Minority Interest	(31)	—	—	—	—
Restructuring Expenses & Unusual Events (Incl. Gain on Debt Cancellation)	1,173,172	(536,350)	—	—	—
ADJ. EBITDA	$570,724	$181,487	$200,989	$381,493	$523,527

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PROJECTED BALANCE SHEET

	FYE December 31,
(US $ in thousands)	2015	Sept 2016P	2016P	2017P	2018P	2019P
		(Pro Forma)
ASSETS
Cash and Cash Equivalents	$776,571	$378,970	$332,859	$255,200	$320,698	$489,784
Accounts Receivable	266,325	117,634	92,663	193,582	232,222	261,331
Prepaid Expenses and Deposits	35,286	20,685	16,269	16,889	16,885	16,881
Taxes Receivable	42,744	39,146	39,146	39,146	39,146	39,146
Other Current Assets	31,998	18,598	16,300	17,516	21,429	24,919
Current Assets	$1,152,924	$575,033	$497,236	$522,333	$630,379	$832,061

PP&E	$1,111,098	$978,970	$955,998	$847,715	$808,486	$766,801
Other Assets	119,844	88,174	86,296	75,772	74,501	73,230
Total Assets	$2,383,866	$1,642,178	$1,539,531	$1,445,820	$1,513,366	$1,672,093

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Debt	$40,629	$37,790	$36,907	$30,158	$31,518	$84,459
Accounts Payable	85,374	53,174	49,853	58,603	70,230	71,587
Other Current Liabilities	157,886	83,025	71,211	94,454	102,913	112,126
Current Liabilities	$283,889	$173,989	$157,971	$183,216	$204,661	$268,172

Revolver	$708,500	$543,500	$543,500	$543,500	$499,422	$420,748
Term Loan	632,821	604,100	602,857	597,885	592,913	587,941
Prospector Capital Leases (Long-Term Portion)	234,560	182,130	167,571	125,057	89,500	—
Senior Notes	983,582	—	—	—	—	—
New Notes	—	60,000	60,000	69,338	80,128	86,238
Deferred Taxes and Other	47,104	44,545	44,545	44,545	44,545	44,545
Total Liabilities	$2,890,456	$1,608,264	$1,576,444	$1,563,540	$1,511,170	$1,407,644

Shareholders’ Equity	(506,590)	33,914	(36,913)	(117,720)	2 ,196	264,449

Total Liabilities and Shareholders’ Equity	$2,383,866	$1,642,178	$1,539,531	$1,445,820	$1,513,366	$1,672,093

PROJECTED CASH FLOW STATEMENT

	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P
OPERATING ACTIVITIES
Net Income	$(999,613)	$403,761	$(92,496)	$107,059	$248,110
Depreciation and Amortization	339,268	231,994	192,809	158,005	154,260
Loss on Impairment	1,181,358	—	—	—	—
(Gain) on Disposal of Assets	(13,217)	—	—	—	—
(Gain)/Loss on Repurchase of Senior Notes & Cancellation of Interest	(4,345)	(606,157)	—	—	—
Deferred Income Taxes	(61,870)	(5,674)	—	—	—
Changes in Working Capital & Other	(5,941)	153,824	(46,618)	(6,458)	(2,404)
Total Operating Activities	$435,640	$177,748	$53,695	$258,606	$399,966

INVESTING ACTIVITIES
Capital Expenditures	$(202,909)	$(70,547)	$(84,526)	$(118,776)	$(112,576)
Proceeds from Sale of Assets	30,816	—	—	—	—
Cash From in Other Investing Activities	(2,185)	—	—	—	—
Total Investing Activities	$(174,278)	$(70,547)	$(84,526)	$(118,776)	$(112,576)

FINANCING ACTIVITIES
Change in Debt	$474,787	$(480,374)	$3,188	$(39,382)	$(80,991)
Sale Leaseback Principal Amortization	(28,853)	(70,539)	(50,015)	(34,950)	(37,312)
Total Financing Activities	$445,934	$(550,913)	$(46,828)	$(74,332)	$(118,304)

Total Change in Cash	$707,296	$(443,712)	$(77,659)	$65,498	$169,086

A.                 Assumptions to the Projections

1.              Note on Updates to Projections

Since the approval of the Disclosure Statement by entry of the Disclosure Statement Order dated April 11, 2016, the Debtors have updated the Projections to incorporate actual results through June 2016, modifications to treatment of certain creditors as contemplated in the Modified Plan and the impact of certain known contracting delays. The aggregate impact of these updates is to decrease projected 2016

14

revenue by $4 million, increase projected adjusted EBITDA by $73 million, and increase 2016 projected cash flow by $120 million.

2.              General Assumptions

Overview. Paragon Parent, along with its Debtor and non-Debtor subsidiaries, contracts standard and high specification offshore drilling rigs on a dayrate basis to leading national, international, and independent oil and gas companies. The Debtors principally operate in Mexico, Brazil, the North Sea, Africa, the Middle East, and India.

Presentation. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology. In developing the Projections, the Debtors reviewed their fleet’s current contracted status and made an assessment of whether or not these contracts were likely to continue and an assessment of future speculative contracts. The forecast was developed on an individual rig basis and the Debtors evaluated the likelihood of each of their rigs being utilized over the forecast period.

Plan Consummation. The Projections assume that the Plan will be confirmed or consummated on or about September 30, 2016.

3.              Assumptions With Respect to the Projected Income Statement

Revenues. In the Projections, revenues are forecasted by rig based on expected dayrates, utilization and operating efficiency for existing contracts and future speculative contracts.

Operating Costs. Operating costs are projected based on historical daily regional operating costs (adjusted for cost reduction efforts) and expected utilization of each rig based on current contracts and expectations regarding future speculative contracts.

General and Administrative. General and administrative costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead. The amount of G&A is based on historical G&A costs, adjusted for cost reduction efforts.

Depreciation and Amortization. Depreciation and amortization reflects the anticipated depreciation and amortization of the existing fleet, based on current net book values.

Interest Expense. Interest expense post-emergence is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the jurisdictional mix of Debtors’ projected revenue.

Restructuring Expenses. Restructuring expenses (included in Unusual Events) include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items. Estimated amounts are based on the terms of contracts and historical precedent.

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4.                              Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Pro Forma Adjustments Related to Emergence. The September 2016 Balance Sheet included in the Projections presents a pro forma view of September 2016, assuming the effect of certain adjustments related to the Debtors’ emergence from bankruptcy in accordance with the terms of the Modified Plan. These adjustments primarily relate to the paydown and conversion of the Revolving Credit Facility to a term debt facility and the corresponding change in interest rates on the term debt facility as well as the payoff of the Senior Notes for cash, a portion of the Debtors’ equity, and the New Notes. Interest on the New Notes is payable in cash, in equity or in kind, subject to certain restrictions under the Amended and Restated Credit Agreement and the New Notes indenture. For illustrative purposes, the Projections assume interest will be paid in cash, whenever permitted under the Amended and Restated Credit Agreement.

Capital Expenditures. Projections for capital expenditures were prepared with consideration of the needs of Debtor’s fixed assets. Capital expenditures primarily relate to sustaining capital needs to maintain each rig in proper working condition as well as capital required for customer related upgrades and other shipyard projects and repairs, including the requirements of special periodic surveys on each rig. Capital expenditures also include capitalized corporate expenditures such as certain information technology expenditures required to maintain Debtors’ information technology equipment and software.

B.                 Downside Sensitivity

1.              Overview

In order to address feasibility concerns that have arisen over the course of these chapter 11 proceedings, the Debtors have created the Downside Sensitivity, which illustrates the Debtors’ financial performance under a conservative scenario where the market recovery takes 12 to 18 months longer than originally projected and if both dayrates and rig utilization are significantly lower than expected under the Projections.

In the Downside Sensitivity, the Debtors materially lower their dayrate and rig utilization assumptions and significantly extend the market downturn compared to what is forecast under the Projections. Under these assumptions, the cumulative revenue and EBITDA from 2016 through 2019 would be 23% and 46% lower, respectively, in the Downside Sensitivity than in the Projections. Cumulative revenue in the Downside Sensitivity scenario would be $770 million lower than the Projections, and cumulative EBITDA would be $591 million lower than the Projections. The adjustments reflected in the Downside Sensitivity include:

•                          Lower Dayrates: On average from 2017 - 2019, the Downside Sensitivity includes forecasted dayrates approximately 20% lower than the Projections; average forecasted dayrates in the Downside Sensitivity remain flat for 1.5 years.

•                          Lower Rig Utilization: The Downside Sensitivity illustratively assumes rigs come back online more slowly than currently envisioned under the Projections. The Downside Sensitivity does not reach first quarter 2016 levels (21 rigs) until the fourth quarter of 2018, a delay in rig utilization of 1.5 years, as compared with the Projections.

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•                          A Prolonged and Gradual Recovery: Positive cash generation begins in the first quarter of 2019, as compared with the fourth quarter of 2017, a delay of 1.25 years versus the Projections

The Downside Sensitivity, in line with the Projections, also incorporates actual results through June 2016 and the impact of known near-term contracting delays.

2.              Financial Statements Under the Downside Sensitivity

The following tables summarize income, balance sheet and cash flow information under the Downside Sensitivity through 2019.

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P

Revenue	$1,492,427	$666,945	$464,996	$677,712	$833,516
Operating Costs	871,262	439,531	373,319	446,918	502,745
Gross Margin	$621,165	$227,414	$91,677	$230,794	$330,771
Gross Margin	41.6%	34.1%	19.7%	34.1%	39.7%

Depreciation and Amortization	$339,268	$231,568	$187,078	$151,093	$147,982
G&A	50,100	44,191	45,162	46,517	47,913
Operating Income	$231,798	$(48,345)	$(140,563)	$33,184	$134,876

Interest Expense and Other	130,346	80,744	80,274	81,111	83,677
Income Before Taxes and Non-Recurring Items	$101,452	$(129,089)	$(220,837)	$(47,928)	$51,199

Tax Provision	(72,108)	1,344	6,536	15,685	23,877
Restructuring Expenses & Unusual Events (Incl. Gain on Debt Cancellation)	1,173,172	(536,350)	—	—	—
Net Income	$(999,613)	$405,917	$(227,373)	$(63,613)	$27,322

RECONCILIATION OF NET INCOME TO ADJ. EBITDA
Net Income	$(999,613)	$405,917	$(227,373)	$(63,613)	$27,322
Tax Provision	(72,108)	1,344	6,536	15,685	23,877
Interest Expense	130,036	80,744	80,274	81,111	83,677
Depreciation and Amortization	339,268	231,568	187,078	151,093	147,982
Minority Interest	(31)	—	—	—	—
Restructuring Expenses & Unusual Events (Incl. Gain on Debt Cancellation)	1,173,172	(536,350)	—	—	—
ADJ. EBITDA	$570,724	$183,223	$46,515	$184,277	$282,858

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PROJECTED BALANCE SHEET

	FYE December 31,
(US $ in thousands)	2015	Sept 2016P	2016P	2017P	2018P	2019P
		(Pro Forma)

ASSETS
Cash and Cash Equivalents	$776,571	$383,150	$343,130	$204,882	$142,915	$176,547
Accounts Receivable	266,325	115,984	90,029	121,673	175,851	197,407
Prepaid Expenses and Deposits	35,286	20,685	16,269	16,889	16,885	16,881
Taxes Receivable	42,744	39,146	39,146	39,146	39,146	39,146
Other Current Assets	31,998	15,642	13,749	7,332	11,114	12,911
Current Assets	$1,152,924	$574,607	$502,323	$389,922	$385,911	$442,892

PP&E	$1,111,098	$974,932	$945,047	$822,620	$788,569	$753,463
Other Assets	119,844	88,174	86,296	75,772	74,501	73,230
Total Assets	$2,383,866	$1,637,713	$1,533,666	$1,288,313	$1,248,980	$1,269,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Debt	$40,629	$37,760	$36,873	$29,802	$30,501	$105,348
Accounts Payable	85,374	51,496	43,317	49,245	65,573	69,450
Other Current Liabilities	157,886	82,998	69,093	78,359	92,768	100,509
Current Liabilities	$283,889	$172,254	$149,283	$157,406	$188,842	$275,306

Revolver	$708,500	$543,500	$543,500	$543,500	$543,500	$531,487
Term Loan	632,821	604,100	602,857	597,885	592,913	587,941
Prospector Capital Leases (Long-Term Portion)	234,560	182,161	168,239	126,081	101,068	—
Senior Notes	983,582	—	—	—	—	—
New Notes	—	60,000	60,000	69,338	80,128	92,598
Deferred Taxes and Other	47,104	44,545	44,545	44,545	44,545	44,545
Total Liabilities	$2,890,456	$1,606,559	$1,568,424	$1,538,755	$1,550,995	$1,531,877

Shareholders’ Equity	(506,590)	31,154	(34,758)	(250,442)	(302,015)	(262,292)

Total Liabilities and Shareholders’ Equity	$2,383,866	$1,637,713	$1,533,666	$1,288,313	$1,248,980	$1,269,585

PROJECTED CASH FLOW STATEMENT

	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P

OPERATING ACTIVITIES
Net Income	$(999,613)	$405,917	$(227,373)	$(63,613)	$27,322
Depreciation and Amortization	339,268	231,568	187,078	151,093	147,982
Loss on Impairment	1,181,358	—	—	—	—
(Gain) on Disposal of Assets	(13,217)	—	—	—	—
(Gain)/Loss on Repurchase of Senior Notes & Cancellation of Interest	(4,345)	(606,157)	—	—	—
Deferred Income Taxes	(61,870)	(5,674)	—	—	—
Changes in Working Capital & Other	(5,941)	150,355	13,492	(12,034)	3,752
Total Operating Activities	$435,640	$176,009	$(26,803)	$75,447	$179,057

INVESTING ACTIVITIES
Capital Expenditures	$(202,909)	$(59,171)	$(64,651)	$(117,043)	$(112,876)
Proceeds from Sale of Assets	30,816	—	—	—	—
Cash From in Other Investing Activities	(2,185)	—	—	—	—
Total Investing Activities	$(174,278)	$(59,171)	$(64,651)	$(117,043)	$(112,876)

FINANCING ACTIVITIES
Change in Debt	$474,787	$(480,374)	$3,188	$4,695	$(5,576)
Sale Leaseback Principal Amortization	(28,853)	(69,905)	(49,982)	(25,068)	(26,973)
Total Financing Activities	$445,934	$(550,279)	$(46,794)	$(20,372)	$(32,549)

Total Change in Cash	$707,296	$(433,440)	$(138,248)	$(61,968)	$33,632

IV.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the Parent Ordinary Shares and the New Notes (including any Parent Ordinary Shares issued to pay interest in respect of the New Notes) will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent

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permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property. Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing. After the consummation of the Plan, the Debtors intend to seek listing of the Parent Ordinary Shares on the New York Stock Exchange or NASDAQ. No assurances can be given that the Debtors will be successful in obtaining such listing.

Legends. To the extent certificated, certificates evidencing the Parent Ordinary Shares and the New Notes held by holders of 10% or more of the Parent Ordinary Shares will bear a legend substantially in the form below:

[THE ORDINARY SHARES] [NEW NOTES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS PARAGON OFFSHORE PLC RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

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V.

CERTAIN TAX CONSEQUENCES OF THE PLAN

A.                                    Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan other than holders of Secured Term Loan Claims.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the term loans under the Amended and Restated Credit Agreement, New Notes or Parent Ordinary Shares in the secondary market.

This discussion assumes that the Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims, New Notes and Parent Ordinary Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and, unless otherwise indicated below, that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

1.                               Consequences to the Debtors

Only one of the Debtors, Paragon Offshore Holdings US Inc., a Delaware corporation and the common parent of a U.S. tax consolidated group (“Paragon US Group”), is required to file a U.S. federal income tax return. Paragon Offshore Drilling LLC, a Delaware limited liability company, is wholly-owned by Paragon Offshore Holdings US Inc. and is a disregarded entity for U.S. federal income tax purposes. Paragon Leonard Jones LLC and Paragon Drilling Services 7 LLC, are each a Delaware

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limited liability company wholly-owned directly or indirectly by a foreign debtor entity, and are disregarded entities for U.S. federal income tax purposes, with no U.S. operations.

Section 382 of the Tax Code generally applies an annual limitation to the utilization of pre-existing net operating loss carryforwards and other tax attributes of a corporation that undergoes a more than 50% change (directly or indirectly) in its stock ownership over a three-year testing period. It is possible that an ownership change of the Paragon US Group may occur either as a result of the implementation of the Plan (in combination with prior change in the stock ownership of Paragon Parent as of the Effective Date) or as a result of subsequent changes in the stock ownership of Paragon Parent. The Debtors do not expect that, as of the Effective Date, the Paragon US Group will have a material amount of net operating loss carryforwards, although it is possible that the Paragon US Group could have an net unrealized built-in loss (such that a portion of future deductions would be subject to limitation if an ownership change were to occur). However, based on existing IRS guidance, the Debtors do not believe that, as of the Effective Date, the amount of net unrealized built-in loss would be material. Nevertheless, there is no assurance that the IRS would not take a contrary position. The Paragon US Group is not otherwise expected to have any material adverse U.S. federal income tax consequences as a result of the implementation of the Plan.

2.                              Consequences to U.S. Holders of Revolving Credit Agreement Claims, Secured Term Loan Claims, and Senior Notes Claims

This summary discusses the U.S. federal income tax consequences to holders of Revolving Credit Agreement Claims, Secured Term Loan Claims, and Senior Notes Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims, New Notes or Parent Ordinary Shares, that is for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust, if (i) (A) a court within the United States is able to exercise primary jurisdiction over its administration and (B) one or more U.S. persons have authority to control all of its substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Secured Term Loan Claims, Senior Notes Claims, New Notes or Parent Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you are urged to consult your tax advisor.

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(a)                         U.S. Holders of Secured Term Loan Claims

Pursuant to the Modified Plan, holders of Secured Term Loan Claims will have their Allowed Claims reinstated, meaning that, among other things, the Debtors will reinstate the maturity date of the debt underlying the Secured Term Loan Claims, cure past defaults (that are unrelated to the Chapter 11 case and the financial condition of the Debtors), reimburse costs and otherwise leave unaltered the legal, equitable or contractual rights to which the holders are entitled prior to the Effective Date.

For U.S. federal income tax purposes, the modification of a debt instrument can give rise to a deemed exchange, whereby (among other things) gain or loss is realized, if the modified debt instrument undergoes a “significant modification.” The applicable U.S. Treasury Regulations concerning modification of debt instruments generally provide that a deemed exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant. The Debtors believe that the reinstatement of the debt underlying the Secured Term Loan Claims should not be treated as a “significant modification” of the debt underlying the Secured Term Loan Claims. Consequently, holders of Secured Term Loan Claims are not expected to have any material adverse U.S. federal income tax consequences from a deemed exchange of the debt underlying such Claims as a result of the implementation of the Modified Plan. After reinstatement of the Secured Term Loan Claims, holders will be treated for U.S. federal income tax purposes as owning the same debt instruments as they held prior to reinstatement. The U.S. federal income tax treatment to holders of Secured Term Loan Claims of any payments to cure past defaults or reimburse costs will be based on how the holders previously reported such defaults and costs for U.S. federal income tax purposes. Each holder of Secured Term Loan Claims is urged to consult its tax advisor concerning the U.S. federal income tax consequences of the implementation of the Modified Plan.

(b)                         Holders of Revolving Credit Agreement Claims

Pursuant to the Modified Plan, and in full satisfaction of their Allowed Claim, holders of Revolving Credit Agreement Claims will receive a cash payment and a term loan under the Amended and Restated Credit Agreement for the remaining amount set forth in the Modified Plan.

(i)                                     Treatment of the Revolving Credit Agreement Claims

The receipt of cash and a term loan under the Amended and Restated Credit Agreement (term loans under the Amended and Restated Credit Agreement are hereafter referred to as the “term loan obligations”) in exchange for Revolving Credit Agreement Claims will be a fully taxable transaction to holders. Accordingly, in general, a U.S. Holder of a Revolving Credit Agreement Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash and (B) the issue price (as defined below) of the term loan obligations received in satisfaction of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See 2.e.— “Character of Gain or Loss,” below. A U.S. Holder of a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income. See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

A U.S. Holder’s tax basis in the term loan obligations received in respect of its Claim on the Effective Date should equal their issue price. The U.S. Holder’s holding period in such term loan obligations should begin on the day following the Effective Date.

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The “issue price” of any term loan obligations under the Modified Plan depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such term loan obligations or the Revolving Credit Agreement Claims are considered traded on an “established market.” Pursuant to applicable U.S. Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the term loan obligations or Revolving Credit Agreement Claims, or if there is one or more “firm quotes” or “indicative quotes” for such term loan obligations or Revolving Credit Agreement Claims, in each case as such terms are defined in applicable U.S. Treasury regulations. If the term loan obligations received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date. If the term loan obligations are not considered traded on an established market but the Revolving Credit Agreement Claims are so treated, the issue price of the term loan obligations for U.S. federal income tax purposes will be based on the fair market value of the Revolving Credit Agreement Claims (with appropriate adjustments, such as for the amount of cash received, if any). If neither instrument is treated as traded on an established market, the issue price of the term loan obligations for U.S. federal income tax purposes generally will be their stated principal amount. If Paragon Parent determines that either the term loan obligations or Revolving Credit Agreement Claims are traded on an established market, such determination and Paragon Parent’s determination of issue price will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Paragon Parent’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(ii)                                  Ownership of the Term Loan Obligations

It is possible that the term loan obligations may be treated as “contingent payment debt instruments” under the applicable U.S. Treasury regulations due to the provision in the Amended and Restated Credit Agreement requiring the early repayment of principal upon the occurrence of certain contingencies. Because the contingencies requiring an early repayment are remote as to likelihood, relate to the payment of an amount that is incidental relative to the total expected amount of remaining payments under the Amended and Restated Credit Agreement and/or are within the control of the Debtors, the Debtors do not intend to treat the term loan obligations as (and the following discussion assumes such term loan obligations are not) contingent payment debt instruments under such U.S. Treasury regulations and, instead, will treat such term loan obligations as described below under (A)— “Payments of Stated Interest on the Term Loan Obligations” and (B)—“Accrual of Original Issue Discount on the Term Loan Obligations.” However, the Debtors’ treatment of the term loan obligations is not binding on the IRS. Furthermore, since their issuance more than a decade ago, such U.S. Treasury regulations have reserved a place for the possible issuance of special rules with respect to the treatment of payments that are contingent only as to timing. As a result, there remains some uncertainty as to the required treatment of such contingencies, and there can be no assurance that the IRS will not take a contrary position to that described above. Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the rules under the contingent payment debt instrument U.S. Treasury regulations to the term loan obligations.

(A)                 Payments of Stated Interest on the Term Loan Obligations. Payments of stated interest on the term loan obligations generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

(B)                 Accrual of Original Issue Discount on the Term Loan Obligations. The term loan obligations may be treated as issued with OID. A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described in the preceding section, 2.b.i.,

23

above) by more than a de minimis amount. A term loan obligation’s “stated redemption price at maturity” for this purpose would include all principal and interest payable over the term of the term loan obligation, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer). The stated interest payable on the term loan obligations should be considered qualified stated interest for this purpose.

If the term loan obligations are issued with OID, the holder of a term loan obligation generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the obligation. Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash. Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the term loan obligation. A U.S. Holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the term loan obligation; instead, such payments will reduce the holder’s adjusted tax basis in the term loan obligation by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. Holder generally equals the sum of the daily portions of OID that accrue on a term loan obligation for each day during the taxable year on which such holder holds the term loan obligation, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the term loan obligation at the beginning of the accrual period multiplied by the yield to maturity of the term loan obligation less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a term loan obligation at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the term loan obligation in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the term loan obligation other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the term loan obligations.

(c)                          Holders of Senior Notes Claims

Pursuant to the Modified Plan, and in full satisfaction of their respective Allowed Senior Notes Claim, holders of Senior Notes Claims will receive New Notes, Parent Ordinary Shares and a cash payment.

(i)                                     Treatment of the Senior Notes Claims

The U.S. federal income tax consequences of the Modified Plan to a U.S. Holder of Senior Notes Claims depends, in part, on whether the holder’s Claim constitutes a “security” of Paragon Parent for U.S. federal income tax purposes. If a Senior Notes Claim does not constitute a security of Paragon Parent, then the receipt of New Notes, Parent Ordinary Shares and cash in satisfaction of the Claim in accordance with the Modified Plan will be treated as a fully taxable transaction, with the consequences described below under (A)—“Fully Taxable Exchange.” If, on the other hand, a Senior Notes Claim constitutes a security of Paragon Parent, then the receipt of New Notes, Parent Ordinary Shares and cash in satisfaction of the Claim in accordance with the Modified Plan should be treated as part of a “reorganization” for U.S.

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federal income tax purposes, with the consequences described below under (B)—“Reorganization Treatment.”

The term “security” is not defined in the Tax Code or in the U.S. Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Each holder of Senior Notes Claims is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of its Senior Notes Claims.

The New Notes have a maturity term that is less than (5) five years. The Debtors do not intend that holders of the New Notes have a continuing proprietary interest in Paragon Parent. Additionally, based on the Debtors’ Projections, the Debtors do not believe the holders of the New Notes will be subject to a material level of entrepreneurial risk. Accordingly, the Debtors believe, and the following discussion assumes, that the New Notes do not constitute “securities” for this purpose. Each holder of Senior Notes Claims is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of the New Notes.

(A)                 Fully Taxable Exchange. In general, if a Senior Notes Claim does not constitute a “security” for U.S. federal income tax purposes, the holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash, (B) the issue price (as defined below) of the New Notes and (C) the aggregate fair market value (as of the Effective Date) of the Parent Ordinary Shares received in satisfaction of its Claim (other than any consideration received in respect of a claim for accrued but unpaid interest and possibly accrued OID), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See 2.e.— “Character of Gain or Loss,” below. A U.S. Holder of a Senior Notes Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder’s tax basis in New Notes received in respect of its Senior Notes Claim on the Effective Date should equal their issue price. A U.S. Holder’s tax basis in Parent Ordinary Shares received in respect of its Senior Notes Claim on the Effective Date should equal the fair market value of such Parent Ordinary Shares on the Effective Date. The U.S. Holder’s holding period in such New Notes and Parent Ordinary Shares should begin on the day following the Effective Date.

(B)                 Reorganization Treatment. The classification of an exchange as a “reorganization” for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives “boot” in the reorganization exchange, i.e., consideration other than stock or “securities” of the exchanging company. Accordingly, a U.S. Holder of Senior Notes Claim generally will not recognize any loss upon the exchange, but will recognize any gain (computed as described in the preceding section) to the extent of the amount of cash and the aggregate fair market value as of the Effective Date of the New Notes (namely, the “boot”) received by the U.S. Holder in the exchange in respect of its Senior Notes Claim. In addition, even within an otherwise tax-free reorganization, a U.S. Holder will have taxable interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income. See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

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In a reorganization exchange, a U.S. Holder’s aggregate tax basis in Parent Ordinary Shares received will equal such holder’s aggregate adjusted tax basis in the Senior Notes Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by the amount of boot received in the exchange. The U.S. Holder’s holding period in Parent Ordinary Shares received will include its holding period in the Secured Notes Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest.

(ii)                                  Ownership of New Notes

(A)                 Determination of Original Issue Discount on the New Notes. The New Notes will be considered as issued with OID in an amount by which its “stated redemption price at maturity” exceeds its “issue price”, if such excess is more than a de minimis amount. The de minimis amount is equal to 0.25% of the stated redemption price at maturity multiplied by the number of remaining whole years to maturity. The general rule is that the “stated redemption price at maturity” of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.” The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because Paragon Parent has the option to make interest payments in PIK Notes instead of paying in cash or Parent Ordinary Shares, the stated interest payments on the New Notes are not qualified stated interest, so cash interest payable on the New Notes (or interest paid in Parent Ordinary Shares) will be included in the stated redemption price at maturity. Thus, such interest will be taken into account in determining the amount of OID with respect to the New Notes, and taxed as OID rather than in accordance with the U.S. Holder’s regular method of accounting.

The “issue price” of the New Notes depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such New Notes or the Senior Notes Claims are considered traded on an “established market.” If the New Notes received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date. If the New Notes are not considered traded on an established market but the Senior Notes Claims are so treated, the issue price of the New Notes for U.S. federal income tax purposes will be based on the fair market value of the Senior Notes Claims (with appropriate adjustments, such as for the amount of cash received and the fair market value of the Parent Ordinary Shares received, if any). If neither instrument is treated as traded on an established market, the issue price of the New Notes for U.S. federal income tax purposes generally will be their stated principal amount. If Paragon Parent determines that either the New Notes or Senior Notes Claims are traded on an established market, such determination and Paragon Parent’s determination of issue price will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Paragon Parent’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

To determine the amount of OID that a U.S. Holder must include in income, it is assumed, as provided in applicable U.S. Treasury regulations, that Paragon Parent will pay interest in cash or Parent Ordinary Shares rather than in PIK Notes because such choice minimizes the yield on the New Notes. This assumption is made solely for U.S. federal income tax purposes and does not constitute a representation by Paragon Parent regarding the actual amounts, or timing of amounts, that will be paid on the New Notes, or the form of such payments. If this assumption is contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the New Notes, the New Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” (as defined below) of the New Notes.

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(B)                 Accrual of Original Issue Discount on the New Notes. A U.S. Holder generally will be required to include such OID in gross income as it accrues over the term of the New Notes in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives payments of interest on the New Notes in cash or Parent Ordinary Shares. Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash or Parent Ordinary Shares. Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the New Notes. A U.S. Holder generally will not be required to include separately in income payments received on the New Notes in cash or Parent Ordinary Shares; instead, such payments will reduce the holder’s adjusted tax basis in the New Notes by the amount of any cash payment or the fair market value of any payment in Parent Ordinary Shares.

The amount of OID includible in income for a taxable year by a U.S. Holder generally equals the sum of the daily portions of OID that accrue on the New Notes for each day during the taxable year on which such holder holds the New Notes, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the New Notes at the beginning of the accrual period multiplied by the yield to maturity of the New Notes less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a New Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the New Note in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the New Note other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, each holder of Senior Notes Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the New Notes.

(iii)                               Ownership and Disposition of Parent Ordinary Shares

(A)                 General Treatment. The following discussion is qualified in part by the discussion in the next section regarding the possible treatment of Paragon Parent as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”).

Distributions on Parent Ordinary Shares. In general, any cash distributions with respect to the Parent Ordinary Shares will be treated as a taxable dividend to the extent paid out of Paragon Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the Parent Ordinary Shares as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of Parent Ordinary Shares, with the consequences discussed below (see “Disposition of Parent Ordinary Shares,” below). The Debtors do not expect that Paragon Parent will keep record of its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a cash distribution on Parent Ordinary Shares will generally be treated as a dividend.

Any such taxable dividends received by a U.S. Holder will not be eligible for the “dividends received deduction” for corporate U.S. Holders. Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if they are received at a time

27

when (i) the Parent Ordinary Shares are readily tradable on an established securities market in the United States (including, e.g., being listed on the NYSE or NASDAQ) or (ii) Paragon Parent is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of the U.S. Treasury has determined is satisfactory and which includes an exchange of information program (including, e.g., as of the date hereof, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains). Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

The Debtors intend to seek listing of the Parent Ordinary Shares on the NYSE or NASDAQ upon consummation of the Modified Plan (see XI.D.1.—“Market for Securities,” hereof). However, no assurance can be given that the Debtors will be successful with such listing or that Paragon Parent will qualify for the benefits of a comprehensive income tax treaty as described above. Accordingly, each U.S. Holder is urged to consult its tax advisor regarding whether taxable dividends received by such U.S. Holder will be eligible for qualified dividend income treatment.

Disposition of Parent Ordinary Shares. Unless a nonrecognition provision applies and subject to the discussion below with respect to market discount (see 2.e.—“Character of Gain or Loss,” below), U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of Parent Ordinary Shares in an amount equal to the difference between (i) the holder’s adjusted tax basis in its Parent Ordinary Shares held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its Parent Ordinary Shares held is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital losses is subject to significant limitations.

Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the Parent Ordinary Shares (or any stock or property received for such Parent Ordinary Shares in a later tax-free exchange) received in exchange for a Senior Notes Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of a holder’s write-down of the Senior Notes Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Senior Notes Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Senior Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(B)                 Possible Treatment of Paragon Parent as a Passive Foreign Investment Company or Controlled Foreign Corporation. Paragon Parent or any of its subsidiaries may be classified as a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income. Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities. The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes. There can be no assurance, however, that the IRS or a court will agree or

28

that Paragon Parent or one of its subsidiaries will not be or later become a PFIC. Each holders is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Paragon Parent or any of its subsidiaries may be classified as a CFC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.” A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation. The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes. There can be no assurance, however, that Paragon Parent or one of its subsidiaries will not be or later become a CFC. Each holder is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Distributions on and Disposition of Parent Ordinary Shares if Paragon Parent is a PFIC. Under the PFIC rules, if Paragon Parent was a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, Paragon Parent would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the Parent Ordinary Shares unless (i) Paragon Parent ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. In general, if Paragon Parent is a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other disposition of Parent Ordinary Shares, as well as the amount of an “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the Parent Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Paragon Parent became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Parent Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Parent Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Parent Ordinary Shares. The Debtors do not intend to make available the information necessary for holders to make a “qualified electing fund” election with respect to their Parent Ordinary Shares.

The rules relating to PFICs are complex. Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the Parent Ordinary Share.

Deemed Dividends and Actual Distributions on Parent Ordinary Shares if Paragon Parent is a Controlled Foreign Corporation. If Paragon Parent is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Paragon Parent would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Paragon Parent in an amount equal to that person’s pro rata share of the “Subpart F income” of Paragon Parent to the extent of Paragon Parent’s earnings and profits, as determined under U.S. federal income tax principles. Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Paragon Parent from sources within the United States. Among other

29

items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties. If a CFC’s Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC’s income for such taxable year will be treated as Subpart F income.

Any actual distributions made by Paragon Parent to a U.S. Holder will be taxable in the manner described in the preceding section “General Treatment,” to the extent that such amounts have not previously been included in income as a deemed dividend by such holder.

The rules relating to CFCs are complex. Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

(d)                         Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Modified Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Modified Plan provides that to the extent that any Allowed Secured Claim entitled to a distribution under the Modified Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of the Claim and then to accrued but unpaid interest. See Section 6.13 of the Modified Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your tax advisor regarding the allocation of consideration received under the Modified Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(e)                          Character of Gain or Loss

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim will be a capital gain or loss unless the Claim was acquired at a market discount, and depending on whether and the extent to which the holder previously claimed a bad debt deduction. Any such capital gain or loss generally should be long-term if the holder’s holding period in the Claim is more than one year.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of

30

the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of Senior Notes Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Senior Notes Claims should not be currently includible in income under U.S. Treasury regulations to be issued. Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to Parent Ordinary Shares) and should be recognized as interest income upon a taxable disposition of such nonrecognition property. Any gain recognized by a U.S. Holder upon a subsequent disposition of such Parent Ordinary Shares would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific U.S. Treasury regulations implementing this rule have not been issued.

(f)                           Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Modified Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You are urged to consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your tax advisor regarding these U.S. Treasury regulations and whether the contemplated transactions under the Modified Plan would be subject to these U.S. Treasury regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only. Each holder of Claims is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Modified Plan.

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B.                                    Certain U.K. Tax Consequences of the Modified Plan

1.                               Applicable Law

A release, partial release or cancellation of indebtedness (a “Release”) can give rise to a taxable receipt for a United Kingdom taxpayer debtor in certain circumstances, including where the indebtedness to be subject to a Release constitutes a “loan relationship” (very broadly, a transaction under which one party has lent money and the other party has incurred a money debt) of the debtor. Credits and debits (in layman’s terms, these can be broadly equated with the concepts of taxable income and tax deductions, although technically the concepts are not wholly equivalent) arising for a company in respect of its loan relationships are taxed in accordance with generally accepted accounting treatment. A Release would normally give rise to the recognition of a credit for accounting purposes in the accounts of the debtor company and, accordingly, a taxable credit in accordance with the UK’s loan relationship legislation. However, this potential occasion of UK tax charge is subject to certain exceptions. In the following, the UK Corporation Tax Act 2009 is referred to as the Taxes Act.

2.                               Application to the Modified Plan

The Taxes Act provides an exception for a Release that is not (i) a deemed release (“Deemed Release”), which arises where creditor rights are acquired for a consideration which is less than the carrying value of the corresponding liability in the debtor’s accounts by a company which is or becomes connected to a debtor or (ii) a release of relevant rights, which are rights acquired by a company prior to November 18, 2015 and which would, but for the application of certain exceptions, have given rise to a Deemed Release when acquired. This exception only applies where, immediately before the release, it is reasonable to assume that, without the release, there would be a material risk that the company would become unable to pay its debts over the next 12 months. The Debtors’ chapter 11 filing is, in our view, strong evidence that it is reasonable to assume that there is a material risk that the Debtors would, without the Releases of the debt obligations of Paragon Parent, become unable to pay their debts as they fall due at some point within the next 12 months. On this basis, no taxable credit should arise to Paragon Parent under UK tax law in respect of the Releases of its debt obligations. Notwithstanding the above, no assurance can be given that Her Majesty’s Revenue and Customs (“HMRC”) will accept that the circumstances necessary to rely on this exception apply in relation to such Releases such that the exception is available.

Additionally, some of the Releases of debt obligations of Paragon Parent under the Modified Plan are occurring in exchange for ordinary shares in Paragon Parent being issued to Class 5 in partial satisfaction of the Senior Notes Claims. As a result, another exception under the Taxes Act, for releases in consideration of shares forming part of the ordinary share capital of the debtor company, may apply. This exception, however, may only apply to that portion of the loan relationship which is Released in exchange for such ordinary equity (and not for any portion for which other consideration — for example, cash — is given). Given that shares are only part of the consideration given to Class 5 in satisfaction of the Senior Note Claims, and that other Classes involved in Releases of the debt obligations of Paragon Parent are not due to receive ordinary equity under the Modified Plan, Paragon Parent does not intend to rely solely on this exception, as it may only provide partial relief from any potential charge to UK tax.

In addition, the Modified Plan is likely to be a “statutory insolvency arrangement”, in which case a Release of the debt obligations of Paragon Parent should fall within another of the exceptions to the potential UK tax charge, preventing a taxable credit arising for UK tax purposes. This is because it is an arrangement or compromise which is similar in effect to a scheme of arrangement under the Companies Act 2006 or a voluntary arrangement under the Insolvency Act 1986 (two of several types of procedure cited in the relevant “statutory insolvency arrangement” definition). An additional similarity to a scheme of arrangement is that it is a court-approved procedure. Notwithstanding the above, no assurance can be

32

given that HMRC will agree that the Modified Plan qualifies as an overseas equivalent of a UK “statutory insolvency arrangement.”

Of the remaining relevant exceptions under the Taxes Act, Paragon Parent would likely not be able to take advantage of the exception under the Taxes Act which applies to Releases that are the consequence of the making of a mandatory reduction instrument or a third country instrument or the exercise of a stabilisation power under Part I of the UK’s Banking Act 2009. There is an additional exception which applies to Releases taking place in a period where the debtor company is in an insolvency procedure (e.g., an “insolvent liquidation” or “insolvent administration,” as described in the Taxes Act), but, it may be that the Debtors do not fall within the technical definition of “insolvent” for the purposes of the UK’s insolvency legislation; if they are not, the exception would not be available.

The foregoing summary has been provided for informational purposes only. Each holder of Claims is urged to consult its tax advisor concerning the U.K. and other tax consequences applicable under the Modified Plan.

VI.

CONFIRMATION OF THE MODIFIED PLAN

A.                                    Confirmation Hearing

The Confirmation Hearing has been scheduled to continue on Thursday, [September 8], 2016, before the Honorable Christopher S. Sontchi, United States Bankruptcy Judge, in the Bankruptcy Court for testimony regarding the Noble Settlement Agreement. Thereafter, the Confirmation Hearing will resume on Thursday, [September 27], 2016 at 10:00 a.m. (prevailing Eastern Time) to consider confirmation of the Modified Plan. The Confirmation Hearing may be adjourned or continued from time to time by the Court. The Modified Plan may be further modified, if necessary, prior to, during, or as a result of the Confirmation Hearing.

B.                                    Objections To Confirmation

The deadline to object or respond to confirmation of the Modified Plan is Friday, [September 9], 2016 at 4:00 p.m. (Prevailing Eastern Time) (the “Plan Objection Deadline”).

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Modified Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

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(a)                                 The Debtors and Counsel to the Debtors:

Paragon Offshore plc

c/o Paragon Offshore Services LLC

3151 Briarpark Drive

Houston, Texas 77042

Attn:                    Todd Strickler - Vice President, General Counsel and Corporate Secretary

Telephone: (832) 783-4000

Email:            tstrickler@paragonoffshore.com

— and —

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins, Esq.

Telephone:   (302) 651-7700

Email:            collins@rlf.com

— and —

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:                    Gary T. Holtzer, Esq.

Stephen A. Youngman, Esq.

Telephone:      (212) 310-8000

Email:            gary.holtzer@weil.com

stephen.youngman@weil.com

(b)                                 The United States Trustee:

Office of the U.S .Trustee for the District of Delaware

944 King Street, Suite 2207, Lockbox 35

Wilmington, Delaware 19899-0035

Attn:                    Natalie Cox, Esq.

(c)                                  The Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:                    Andrew N. Rosenberg, Esq.

Elizabeth R. McColm, Esq.

Telephone:       (212) 373-3000

Email:             arosenberg@paulweiss.com

emccolm@paulweiss.com

(d)                                 The Revolving Credit Facility Agent:

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Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:                    Sandeep Qusba, Esq.

Kathrine A. McLendon, Esq.

Telephone: (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

VII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Modified Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3 and 5 to vote in favor thereof.

Dated:   August 5, 2016

Houston, Texas

[The balance of this page has been intentionally left blank.]

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PARAGON OFFSHORE PLC
PARAGON INTERNATIONAL FINANCE COMPANY
PARAGON OFFSHORE FINANCE COMPANY
PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH
PARAGON OFFSHORE CONTRACTING GMBH
PARAGON HOLDING NCS 2 S.Á R.L.
PARAGON OFFSHORE (LUXEMBOURG) S.A R.L.
PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE INTERNATIONAL LTD.
PARAGON DUCHESS LTD.
PARAGON (MIDDLE EAST) LIMITED
PARAGON ASSET COMPANY LTD.
PARAGON ASSET (ME) LTD.
PARAGON HOLDING SCS 2 LTD.
PARAGON FDR HOLDINGS LTD.
PARAGON HOLDING SCS 1 LTD.
PARAGON OFFSHORE (NORTH SEA) LTD.
PARAGON ASSET (UK) LTD.
PARAGON OFFSHORE HOLDINGS US INC.
PARAGON DRILLING SERVICES 7 LLC
PARAGON OFFSHORE DRILLING LLC
PARAGON LEONARD JONES LLC
PARAGON OFFSHORE DO BRASIL LTDA.
PARAGON OFFSHORE (NEDERLAND) B.V.
PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.
PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:	/s/ Randall D. Stilley
Name :	Randall D. Stilley
Title:	Chief Executive Officer and President

EXHIBIT A

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

:

In re	:	Chapter 11

:

PARAGON OFFSHORE PLC, et al.,(1)	:	Case No. 16—10386 (CSS)

:

Debtors.	:

	:	Jointly Administered

x

MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN

OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
Gary T. Holtzer	Mark D. Collins (No. 2981)
Stephen A. Youngman	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, New York 10153	Wilmington, Delaware 19801
Telephone: (212) 310-8000	Telephone: (302) 651-7700
Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

Attorneys for Debtors and	Attorneys for Debtors and
Debtors in Possession	Debtors in Possession

Dated: August 5, 2016
Wilmington, Delaware

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832). The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	12

1.3	Reference to Monetary Figures	13

1.4	Consent Rights of Plan Support Parties	13

1.5	Controlling Document	13

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	13

2.1	Treatment of Administrative Expense Claims	13

2.2	Treatment of Fee Claims	14

2.3	Treatment of Priority Tax Claims	14

ARTICLE III.	Classification of Claims and Interests	14

3.1	Classification in General	14

3.2	Formation of Debtor Groups for Convenience Only	14

3.3	Summary of Classification of Claims and Interests	15

3.4	Separate Classification of Other Secured Claims	15

3.5	Elimination of Vacant Classes	15

3.6	Voting; Presumptions; Solicitation	16

3.7	Cramdown	16

3.8	No Waiver	16

ARTICLE IV.	Treatment of Claims and Interests	16

4.1	Class 1: Priority Non-Tax Claims	16

4.2	Class 2: Other Secured Claims	17

4.3	Class 3: Revolving Credit Agreement Claims	17

4.4	Class 4: Secured Term Loan Claims	18

4.5	Class 5: Senior Notes Claims	18

i

4.6	Class 6: General Unsecured Claims	18

4.7	Class 7: Intercompany Claims	19

4.8	Class 8: Parent Interests	19

4.9	Class 9: Intercompany Interests	19

4.10	Debtors’ Rights in Respect of Unimpaired Claims	19

4.11	Treatment of Vacant Classes	20

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	20

5.1	Continued Corporate Existence	20

5.2	Amended and Restated Credit Agreement and Parent Ordinary Shares	20

5.3	Cancellation of Certain Existing Agreements	21

5.4	Release of Liens	21

5.5	Officers and Boards of Directors	22

5.6	Management Incentive Plan	22

5.7	Intercompany Interests	22

5.8	Restructuring Transactions	22

5.9	Separability	22

5.10	Settlement of Claims and Controversies	23

5.11	Restructuring Expenses	23

ARTICLE VI.	Distributions	23

6.1	Distributions Generally	23

6.2	Plan Funding	23

6.3	No Postpetition Interest on Claims	23

6.4	Date of Distributions	24

6.5	Distribution Record Date	24

6.6	Disbursing Agent	24

6.7	Delivery of Distributions	24

6.8	Unclaimed Property	25

6.9	Satisfaction of Claims	25

6.10	Manner of Payment Under Plan	25

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	25

6.12	No Distribution in Excess of Amount of Allowed Claim	26

6.13	Allocation of Distributions Between Principal and Interest	26

6.14	Exemption from Securities Laws	26

6.15	Setoffs and Recoupments	26

6.16	Rights and Powers of Disbursing Agent	27

6.17	Withholding and Reporting Requirements	27

ARTICLE VII.	Procedures for Resolving Claims	28

7.1	Disputed Claims Generally	28

7.2	Objections to Fee Claims	28

7.3	Estimation of Claims	28

7.4	Claim Resolution Procedures Cumulative	29

7.5	No Distributions Pending Allowance	29

7.6	Distributions After Allowance	29

ARTICLE VIII.	Executory Contracts and Unexpired Leases	29

8.1	Assumption of Executory Contracts and Unexpired Leases	29

8.2	Determination of Cure Disputes and Deemed Consent	30

8.3	Survival of the Debtors’ Indemnification Obligations	30

8.4	Compensation and Benefit Plans	31

8.5	Insurance Policies	31

8.6	Reservation of Rights	31

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	32

9.1	Conditions Precedent to the Effective Date	32

9.2	Waiver of Conditions Precedent	32

9.3	Effect of Failure of a Condition	33

ARTICLE X.	Effect of Confirmation	33

10.1	Binding Effect	33

10.2	Vesting of Assets	33

10.3	Discharge of Claims Against and Interests in the Debtors	34

10.4	Term of Pre-Confirmation Injunctions and Stays	34

10.5	Plan Injunction	34

10.6	Releases	35

10.7	Exculpation	36

10.8	Injunction Related to Releases and Exculpation	37

10.9	Subordinated Claims	37

10.10	Retention of Causes of Action and Reservation of Rights	37

10.11	Ipso Facto and Similar Provisions Ineffective	37

10.12	Indemnification and Reimbursement Obligations	38

ARTICLE XI.	Retention of Jurisdiction	38

11.1	Retention of Jurisdiction	38

ARTICLE XII.	Miscellaneous Provisions	40

12.1	Amendments	40

12.2	Revocation or Withdrawal of Plan	40

12.3	Exemption from Certain Transfer Taxes	40

12.4	Payment of Statutory Fees	41

12.5	Severability	41

12.6	Governing Law	41

12.7	Immediate Binding Effect	41

12.8	Successors and Assigns	42

12.9	Entire Agreement	42

12.10	Computing Time	42

12.11	Exhibits to Plan	42

12.12	Notices	42

12.13	Reservation of Rights	44

v

Each of Paragon Offshore plc; Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l.; PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.                                                                          DEFINITIONS AND INTERPRETATION.

1.1                               Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred and Fifty-Six Million, Five Hundred and Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any Claim arising from, or related to, the 6.75% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Four Hundred and Seventy-Four Million, Six-Hundred and Thirty-Six Thousand and One Hundred and Ninety-Nine Dollars ($474,636,199) through the Petition Date.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred and Twenty-Seven Million and Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any Claim arising from, or related to, the 7.25% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Five Hundred and Forty-Six Million, One Hundred and Fourteen Thousand and One Hundred and Twelve Dollars ($546,114,112) through the Petition Date.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February 17, 2016 and March 9, 2016, respectively.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether through a proof of claim, motion for allowance, or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.

Amended and Restated Credit Agreement means the Revolving Credit Agreement, as amended and restated, consistent with the form of Amended and Restated Credit Agreement filed as Exhibit A to the Plan Supplement dated June 14, 2016 (Docket No. 470) and the modification reflected in Exhibit A to this Plan. The Amended and Restated Credit Agreement shall be in form and substance reasonably acceptable to the Required Plan Support Parties.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent they contain material changes to the existing documents.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February 14, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-10386 (CSS).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the Required Plan Support Parties confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee, or, if agreed, the Revolving Credit Facility Agent, as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Required Plan Support Parties, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed,

(c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; and (c) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Secured Term Loan Claim, a Senior Notes Claim, and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or an affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

LIBOR has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan means the management incentive plan that may be adopted by the Debtors on or prior to the Effective Date for certain members of the Reorganized Debtors’ management.

Management Incentive Plan Securities means the Parent Ordinary Shares, or any options, warrants, or other securities convertible into Parent Ordinary Shares, issued pursuant to the Management Incentive Plan.

New Board means the initial board of directors of Reorganized Paragon comprised of nine (9) members, one of whom shall be designated by the Requisite Noteholders.

New Notes means the Senior Notes due May 31, 2021, issued by Reorganized Paragon pursuant to the New Notes Indenture. The terms of New Notes are summarized in the Disclosure Statement.

New Notes Documents means the New Notes Indenture and New Notes.

New Notes Indenture means that certain indenture, to be dated as of the Effective Date, by and among Reorganized Paragon, as issuer, and the New Notes Trustee (as amended, modified or otherwise supplemented from time to time) substantially in the form to be contained in the Plan Supplement and, the terms of which shall be consistent with the summary contained in the Disclosure Statement and otherwise shall be in form and substance reasonably satisfactory to the Debtors and the Required Plan Support Parties.

New Notes Trustee means U.S. Bank National Association, as trustee under the New Notes Indenture.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Entities has the meaning ascribed to such term in the Noble Settlement Agreement.

Noble Settlement Agreement means the definitive settlement agreement between Paragon Parent and Noble, dated as of April 29, 2016, filed as Exhibit D to the Plan Supplement dated May 20, 2016 (Docket No. 399), which agreement will be amended consistent with the term sheet attached as Exhibit B to this Plan and otherwise reasonably acceptable to the Debtors and the Required Plan Support Parties.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim or a Secured Term Loan Claim.

Paragon Entities has the meaning ascribed to such term in the Noble Term Sheet.

Paragon Parent means Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Parent Ordinary Shares means the ordinary shares, nominal value $0.01 per share, of Paragon Parent to be issued pursuant to this Plan.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Required Plan Support Parties.

Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to the Required Plan Support Parties and containing, among other things, substantially final forms of the Management Incentive Plan, if any, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Amended and Restated Credit Agreement, the New Notes Indenture, the [Registration Rights Agreement,](2) and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of February 12, 2016, by and among the Debtors and the Plan Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.

Plan Support Parties means, collectively, the Consenting Noteholders and the holders of the Revolving Credit Agreement Claims that are parties to the Plan Support Agreement.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

(2) [To Be Discussed.]

Prospector Leases means, collectively, the Lease Agreement, dated as of June 3, 2015, between Prospector One Corporation and Prospector Rig 1 Contracting Company S.À R.L., and the Lease Agreement, dated as of June 3, 2015, between Prospector Five Corporation and Prospector Rig 5 Contracting Company S.À R.L.

[Registration Rights Agreement means that certain Registration Rights Agreement to be included in draft form in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Required Plan Support Parties.](3)

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized Paragon means Paragon Parent, as reorganized on the Effective Date in accordance with this Plan.

Required Plan Support Parties means, collectively, the Requisite Revolver Lenders and the Requisite Noteholders.

Requisite Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

(3) [To be discussed.]

Requisite Revolver Lenders has the meaning ascribed to such term in the Plan Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Plan Support Parties in connection with the Restructuring, as provided in the Plan Support Agreement, including the reasonable fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Consenting Noteholders; Young Conaway Stargatt & Taylor, LLP, Delaware counsel to Consenting Noteholders; one foreign counsel to the Consenting Noteholders in each other applicable jurisdiction under their respective engagement letters; and Ducera Partners LLC, financial advisor to the Consenting Noteholders, and (ii) Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent; Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent; and PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases; and (b) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, as required under the Senior Notes Indenture.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreement; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and issuing banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including, without limitation, all Obligations, Rate Management and

Currency Protection Obligations (other than Excluded Swap Obligations), and Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Secured Term Loan Facility, and together with any of its successors in such capacities.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Term Loan Agent means Cortland Capital Market Services LLC, solely in its capacity as successor administrative agent under the Secured Term Loan Agreement, and together with any of its successors in such capacity.

Secured Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Secured Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Secured Term Loan Claim means any Claim arising under the Secured Term Loan Agreement, the Term Loan Notes (as defined in the Secured Term Loan Agreement) and the Collateral Documents (as defined in the Secured Term Loan Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

Secured Term Loan Facility means, collectively, all loans made to the Debtors under the Secured Term Loan Agreement.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline, including any extended deadline, established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3                               Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4                               Consent Rights of Plan Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Plan Support Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5                               Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.                                                                     ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1                               Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2                               Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.11 of the Plan.

2.3                               Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including this Plan.

ARTICLE III.                                                                CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1                               Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2                               Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3                               Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)

Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)

Class 3	Revolving Credit Agreement Claims	Impaired	Yes

Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)

Class 5	Senior Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)

Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class 8	Parent Interests	Unimpaired	No (Deemed to accept)

Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4                               Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5                               Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6                               Voting; Presumptions; Solicitation.

(a)                                 Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7                               Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8                               No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.                                                                 TREATMENT OF CLAIMS AND INTERESTS.

4.1                               Class 1: Priority Non-Tax Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)                                 Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2                               Class 2: Other Secured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b)                                 Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3                               Class 3: Revolving Credit Agreement Claims.

(a)                                 Allowance and Treatment: The Revolving Credit Agreement Claims shall be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order). On the Effective Date, each holder of an Allowed Revolving Credit Agreement Claim shall receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement.

(b)                                 Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired. For the avoidance of doubt, existing Revolving Credit Agreement Claims arising under the Guaranty and Collateral Agreement, dated as of July 18, 2014, among Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, the other guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent, shall be deemed Impaired and shall be treated as set forth in the Amended and Restated Credit Agreement and related guaranty and collateral documents. Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4                               Class 4: Secured Term Loan Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by this Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims shall have their Allowed Secured Term Loan Claims Reinstated. For the avoidance of doubt and notwithstanding anything to the contrary herein, upon Reinstatement, the terms of the Secured Term Loan Agreement shall control in the event of any inconsistency between any provision of this Plan or the Confirmation Order and the Secured Term Loan Agreement.

(b)                                 Impairment and Voting: Allowed Secured Term Loan Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Secured Term Loan Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Secured Term Loan Claims.

4.5                               Class 5: Senior Notes Claims.

(a)                                 Treatment: On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below shall be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of: (i) that number of Parent Ordinary Shares which shall in the aggregate comprise forty-seven percent (47%) of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the Sixty Million Dollars ($60,000,000) aggregate principal amount of New Notes; and (iii) Two-Hundred and Eighty-Five Million Dollars ($285,000,000) in Cash.

(b)                                 Impairment and Voting: Allowed Senior Notes Claims are Impaired. Holders of Allowed Senior Notes Claims are entitled to vote on this Plan.

4.6                               Class 6: General Unsecured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b)                                 Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7                               Class 7: Intercompany Claims.

(a)                                 Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)                                 Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.8                               Class 8: Parent Interests.

(a)                                 Treatment: On the Effective Date, the holders of Parent Interests shall retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with this Plan. After the issuance of the Parent Ordinary Shares, the Parent Interests shall comprise in the aggregate fifty-three percent (53%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

(b)                                 Impairment and Voting: Allowed Parent Interests are either Unimpaired or deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Parent Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Parent Interests.

4.9                               Class 9: Intercompany Interests.

(a)                                 Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.7 hereof.

(b)                                 Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10                        Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11                        Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.                                                                      MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1                               Continued Corporate Existence.

(a)                                 Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                                 On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2                               Amended and Restated Credit Agreement, Parent Ordinary Shares, and New Notes.

On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement, the Parent Ordinary Shares, and New Notes, for distribution in accordance with the terms of this Plan and any corporate resolutions.

(a)                                 New Notes and New Notes Documents. On the Effective Date and in accordance with the Restructuring Transactions, Reorganized Paragon shall issue Sixty Million Dollars ($60,000,000) aggregate principal amount of New Notes to holders of Allowed Senior Notes Claims on such terms and conditions as set forth in the New Notes Indenture. The New Notes Documents shall constitute legal, valid, and binding obligations of Reorganized Paragon enforceable in accordance with their terms.

(b)                                 On the Effective Date, (a) upon the granting of liens and the continuation of existing liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder shall have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests and the continuation of existing guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted and continued to secure the obligations arising under the Amended and Restated Credit Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation. All liens and security interests securing the obligations arising under the Amended and Restated Credit Agreement that were shared by the Revolving Credit Agreement Claims and the Secured Term Loan Claims as of the Petition Date are unaltered by this Plan, and all such liens and security interests are created and perfected with respect to the obligations arising under the Amended and Restated Credit Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolving Credit Agreement Claims and Secured Term Loan Claims. The Amended and Restated Credit Agreement and the other Credit Documents (as such term is defined in the Amended and Restated Agreement) shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto or otherwise bound thereby, enforceable in accordance with their terms.

5.3                               Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes and the Senior Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan, (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

5.4                               Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.5                               Officers and Boards of Directors.

(a)                                 The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be disclosed prior to the entry of the order confirming this Plan in accordance with 11 U.S.C. § 1129(a)(5). The Requisite Noteholders shall have the right to designate one independent member of the New Board.

(b)                                 Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.6                               Management Incentive Plan.

The Debtors may, solely within their discretion, implement the Management Incentive Plan. Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the Parent Ordinary Shares to be issued in accordance with this Plan and the existing Parent Interests.

5.7                               Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent shall be unaffected by the Plan and continue in place following the Effective Date.

5.8                               Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.9                               Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.10                        Settlement of Claims and Controversies.

(a)                                 Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

(b)                                 Noble Settlement. Pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, credit support to Paragon with respect to certain bonding obligations imposed by Mexican Governmental Units in exchange for Paragon’s release of all claims and causes of action arising under, relating to, or in connection with the Spin-Off (as defined in the Noble Term Sheet) that the Paragon Entities may hold against the Noble Entities.

5.11                        Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

ARTICLE VI.                                                                 DISTRIBUTIONS.

6.1                               Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2                               Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

6.3                               No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.3 and 4.4 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4                               Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of this Plan, which shall be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5                               Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6                               Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7                               Delivery of Distributions.

(a)                                 The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-

current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b)                                 With respect to the Parent Ordinary Shares and New Notes to be distributed to holders of Allowed Senior Notes Claims, New Notes and all of the shares of the Parent Ordinary Shares shall, to the extent such notes and shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures. To the extent that New Notes and the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon shall take reasonable actions to cause distributions of New Notes and the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such notes and shares or by means of book-entry registration on the books of the transfer agent for such notes and Parent Ordinary Shares.

6.8                               Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9                               Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10                        Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11                        Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional Parent Ordinary Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash. Fractional Parent Ordinary Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon. [New Notes shall be issued in denominations of [•] or any integral multiples thereof [and any other amounts shall be rounded down].]

6.12                        No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13                        Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14                        Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the Parent Ordinary Shares and New Notes (including any Parent Ordinary Shares issued to pay interest in respect of the New Notes) shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15                        Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

6.16                        Rights and Powers of Disbursing Agent.

(a)                                 Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)                                 Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17                        Withholding and Reporting Requirements.

(a)                                 In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements; provided, however, that the Disbursing Agent shall have no reporting or withholding obligations in respect of the distribution of Two-Hundred and Eighty-Five Million Dollars ($285,000,000) in Cash to the holders of Allowed Senior Notes Claims pursuant to Section 4.5(a) of this Plan. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)                                 Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)                                  The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.                                                            PROCEDURES FOR RESOLVING CLAIMS.

7.1                               Disputed Claims Generally.

(a)                                 Filing Proofs of Claim. Holders of Claims need not file proofs of Claim with the Bankruptcy Court. In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

(b)                                 Disputed Claims. If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2                               Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3                               Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4                               Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5                               No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6                               Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.                                                       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1                               Assumption of Executory Contracts and Unexpired Leases.

(a)                                 As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(b)                                 Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2                               Determination of Cure Disputes and Deemed Consent.

(a)                                 Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

(b)                                 If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3                               Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4                               Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5                               Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

8.6                               Reservation of Rights.

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.                                                                CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1                               Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)                                 the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(b)                                 all conditions precedent to effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof;

(c)                                  the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(d)                                 an order approving a motion to assume the Plan Support Agreement shall have been entered and not be subject to stay of execution;

(e)                                  all Restructuring Expenses payable under the Plan Support Agreement and the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of this Plan;

(f)                                   an order approving the Noble Settlement Agreement shall have been entered and not be subject to a stay of execution;

(g)                                  the conditions precedent to effectiveness of the indenture with respect to the New Notes shall have been satisfied or waived in accordance with the terms thereof, and such indenture shall be in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(h)                                 all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(i)                                     if applicable, the Amended Certificate of Incorporation of Reorganized Paragon shall have been filed with the appropriate governmental authority.

9.2                               Waiver of Conditions Precedent.

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties, provided, however, that the Section 9.1(d) may be waived by the Debtors and the Requisite Noteholders. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3                               Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

ARTICLE X.                                                                     EFFECT OF CONFIRMATION.

10.1                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2                        Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3                        Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4                        Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5                        Plan Injunction.

(a)                                 Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan, the Plan Documents and the Secured Term Loan Agreement.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.6                        Releases.

(a)                                 Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(b)                                 Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iii) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (iv) the Revolving Credit Facility Agent, and (v) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(c)                                  Releases in the Noble Settlement Agreement. As of the Effective Date, the releases in the Noble Settlement Agreement shall be granted.

(d)                                 Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7                        Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date;

the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8                        Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

10.9                        Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10                 Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11                 Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.12                 Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.                                                                RETENTION OF JURISDICTION.

11.1                        Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the New Notes, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)                                 to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)                                    to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement or the Secured Term Loan Agreement.

ARTICLE XII.                                                           MISCELLANEOUS PROVISIONS.

12.1                        Amendments.

(a)                                 Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)                                 Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

12.2                        Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3                        Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.4                        Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.5                        Severability.

Subject to Section 5.9 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.6                        Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7                        Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the

Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.8                        Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.9                        Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10                 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11                 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12                 Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)                                 If to the Debtors or Reorganized Debtors:

Paragon Offshore plc

c/o Paragon Offshore Services LLC

3151 Briarpark Drive

Houston, Texas 77042

Attn:                    Todd Strickler, Vice President, General Counsel, and Corporate Secretary

Telephone: (832) 783-4000

Email: tstrickler@paragonoffshore.com

— and —

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins, Esq.

Telephone: (302) 651-7700

Email: collins@rlf.com

— and —

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:                    Gary T. Holtzer, Esq.

Stephen A. Youngman, Esq.

Telephone:      (212) 310-8000

Email:            gary.holtzer@weil.com

stephen.youngman@weil.com

(b)                                 If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:                    Andrew N. Rosenberg, Esq.

Elizabeth R. McColm, Esq.

Telephone: (212) 373-3000

Email:            arosenberg@paulweiss.com

emccolm@paulweiss.com

(c)                                  If to the Revolving Credit Facility Agent

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:                    Sandeep Qusba, Esq.

Kathrine A. McLendon, Esq.

Telephone: (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13                 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:                                                           August 5, 2016

Houston, Texas

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PARAGON OFFSHORE PLC
PARAGON INTERNATIONAL FINANCE COMPANY
PARAGON OFFSHORE FINANCE COMPANY
PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH
PARAGON OFFSHORE CONTRACTING GMBH
PARAGON HOLDING NCS 2 S.Á R.L.
PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE INTERNATIONAL LTD.
PARAGON DUCHESS LTD.
PARAGON (MIDDLE EAST) LIMITED
PARAGON ASSET COMPANY LTD.
PARAGON ASSET (ME) LTD.
PARAGON HOLDING SCS 2 LTD.
PARAGON FDR HOLDINGS LTD.
PARAGON HOLDING SCS 1 LTD.
PARAGON OFFSHORE (NORTH SEA) LTD.
PARAGON ASSET (UK) LTD.
PARAGON OFFSHORE HOLDINGS US INC.
PARAGON DRILLING SERVICES 7 LLC
PARAGON OFFSHORE DRILLING LLC
PARAGON LEONARD JONES LLC
PARAGON OFFSHORE DO BRASIL LTDA.
PARAGON OFFSHORE (NEDERLAND) B.V.
PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.
PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:	Randall D. Stilley
Name:	Randall D. Stilley
Title:	Chief Executive Officer and President

Exhibit A

Modifications to Amended and Restated Credit Agreement

EXHIBIT A

MODIFICATIONS TO AMENDED AND RESTATED CREDIT AGREEMENT

Reference is made to (i) the form of Amended and Restated Credit Agreement filed as Exhibit A to the Plan Supplement dated June 14, 2016 (Docket No. 470) (the “Credit Agreement”) and (ii) the Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (the “Modified Plan”). Defined terms used herein and not otherwise defined shall be used as defined in the Credit Agreement.

The following is a summary of the changes to the terms of the Credit Agreement

Section of the Credit Agreement	Summary of Change
Definitions of “Deferred Payment Securities” and “Deferred Payment Securities Indenture”

Replace such definitions with reference to the “New Notes” and “New Notes Indenture” (as defined in the Modified Plan and such definition shall include any refinancing thereof permitted under the Credit Agreement). References to “Deferred Payment Securities” and “Deferred Payment Securities Indenture” throughout the Credit Agreement shall also be replaced with “New Notes” and “New Notes Indenture” respectively.

The terms of the New Notes will include the following:

(a) Amount: $60,000,000 plus any interest paid in kind.
(b) Maturity: May 31, 2021.
(c) Negative and Financial Covenants: None.
(d) Affirmative and Merger Covenants: To be agreed upon.(1)
(e) Guarantors: None.
(f) Security: None.
(g) Ranking: Senior.
(h) Amortization: None.

(i) Interest Rate: Prior to January 1, 2019, shall be paid in kind, in cash (so long as permitted by the Credit Agreement) or in equity at the Parent Borrower’s option. From and after January 1, 2019, shall be (i) paid in cash so long as permitted by the Credit Agreement, (ii) if cash payments are not permitted, paid in equity if authorized shares are available and (iii) in the event neither payment option is available, paid in kind; provided that no payments of interest in equity are required if the underlying share price is below $1.50 (to be adjusted for any stock splits or certain dividends). Interest payments shall be due semi-annually. If the interest is paid in cash or equity, the applicable rate is 12%. If the interest is paid in kind, the applicable rate is 15%. For the avoidance of doubt, in any period where only a portion of the interest is paid in cash and the other portion paid in equity or in kind (x) the

(1) Credit Agreement to have MFN to any affirmative covenants, change of control or merger type covenant, including with respect to definitions used therein.

applicable rate for the portion of the payment paid in cash or in equity shall be 12% and (y) the applicable rate for the portion of the payment paid in kind shall be 15%.

Definition of “Noble Note”

Add additional definition for “Noble Notes” which refers to any promissory note that may be issued to Noble Corporation plc pursuant to the Noble Settlement Agreement (as defined in the Modified Plan) in an aggregate amount not to exceed $5,000,000 plus any interest paid in kind. The Noble Notes shall (a) include that (i) the Noble Notes shall bear interest at either 12%, if paid in cash or, at the election of Paragon, 15% if paid in kind, (ii) there shall be no amortization payments, (iii) the Noble Notes will be unsecured obligations of only the Parent Borrower and (iv) the stated maturity date of the Noble Notes shall be four years after the Effective Date (as defined in the Modified Plan) and (b) otherwise be in form and substance reasonably acceptable to the Required Plan Support Parties (as defined in the Modified Plan).

Definitions of “Indebtedness” and “Interest Expense”

Amend the definition of “Indebtedness” and “Interest Expense” to (i) include all indebtedness and interest paid in kind in respect of the New Notes, respectively and (ii) exclude all indebtedness and interest paid in kind in respect of the Noble Notes, respectively.

Section 7.3(c)(ii) — Permitted Indebtedness and Section 7.5(c)(iii) — Permitted Restricted Payments	Add the New Notes and the Noble Note as permitted Indebtedness and exclude payments required under the documentation of the New Notes and Noble Note as “Restricted Payments”.

Section 7.7(a) — Maximum Leverage Ratio	The ratios set forth in Section 7.7(a) shall be amended so the Maximum Leverage Ratio shall not be tested until March 31, 2019 and thereafter the applicable ratios shall be updated as set forth below:

	Quarter Ending	Maximum Leverage Ratio
	March 31, 2019	6.35:1.00
	June 30, 2019	5.35:1.00
	September 30, 2019	5.00:1.00
	December 31, 2019	4.60:1.00
	March 31, 2020 and thereafter	4.50:1.00

Section 7.7(b) — Minimum Interest Coverage Ratio

The ratios set forth in Section 7.7(b) shall be amended so the Minimum Interest Coverage Ratio shall not be tested until March 31, 2019 and thereafter the applicable ratios shall be updated as set forth below:

	Quarter Ending	Minimum Interest Coverage Ratio
	March 31, 2019	2.30:1.00
	June 30, 2019	2.75:1.00
	September 30, 2019	2.85:1.00
	December 31, 2019 and thereafter	3.00:1.00

Section 7.7(b) — Minimum Liquidity	Amend the reference to a Minimum Liquidity Amount of $110,000,000 to $103,000,000.

Section 7.11 — Limitations on Debt Payments and Amendments	Section 7.11(a) shall be amended with respect to the New Notes to permit voluntary prepayments, refinancing or repayments of the New Notes as follows:

(a) voluntary prepayments after January 1, 2019, so long as (i) no Event of Default has occurred and is continuing, or would occur as a result of such voluntary prepayments, under the Credit Agreement and (ii) the pro forma Leverage Ratio of the Company is equal to or less than 2.50x; provided that only unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries (except any cash and Cash Equivalents held in the Prospector Rental Reserve Accounts) in excess of the $103,000,000 shall be included in the calculation of such Leverage Ratio for this purpose,

(b) refinancing from the proceeds of any unsecured debt issuance that is pari passu or junior to the New Notes Indenture so long as no Event of Default has occurred and is continuing, or would occur as a result of such refinancing, under the Credit Agreement; provided that the all in yield to maturity (without giving effect to any call premiums or makewholes), any covenants, cash pay interest and tenor of refinancing debt is no less favorable to the Lenders than the terms of the New Notes Indenture, and such refinancing debt shall not contain any amortization nor any excess cash flow mandatory prepayment prior to the maturity date of the Credit Agreement, and

(c) voluntary prepayments or repayments from the proceeds of an equity issuance to non-affiliated entities so long as no Event of Default has occurred and is continuing under the Credit Agreement and subject to compliance with the mandatory prepayment set forth in Section 2.10(c).

Section 7.11(a) shall also be amended with respect to the Noble Notes to permit voluntary prepayments, refinancing or repayments of the Noble Notes in accordance therewith.

Section 7.11 shall be amended, solely with respect to the New Notes, to restrict cash payments of interest until January 1, 2019 in which case, after such date cash payments of interest shall be permitted in an amount not to exceed 8% of outstanding principal amount of the New Notes (including any interest paid in kind) so long as the Company is in pro forma compliance with the following financial covenants:

(a) Net Leverage Ratio:

	Quarter Ending	Maximum Leverage Ratio
	September 30, 2018	4.50:1.00
	December 31, 2018	4.00:1.00
	March 31, 2019	3.10:1.00
	June 30, 2019 and thereafter	3.00:1.00

(b) Interest Coverage Ratio:

	Quarter Ending	Minimum Interest Coverage Ratio
	September 30, 2018	3.25:1.00
	December 31, 2018	3.50:1.00
	March 31, 2019 and thereafter	4.00:1.00

Reference the New Notes and the Noble Note as restricted by Section 7.11(b) subject to the same qualifiers and carve outs set forth in the Credit Agreement applicable to the Deferred Payment Securities.

Section 8.1(b) — Events of Default	Amend the references to a Minimum Liquidity Amount of $95,000,000 to $88,000,000.

Exhibit B

Noble Term Sheet

PRIVILEGED & CONFIDENTIAL

PROTECTED BY FRE 408

TERM SHEET FOR

PROPOSED AMENDMENT TO SETTLEMENT AGREEMENT

BETWEEN PARAGON OFFSHORE PLC AND NOBLE CORPORATION PLC

This term sheet (“Term Sheet”) sets forth the principal terms of a proposed amendment to the compromise and settlement between Paragon Offshore plc (“Paragon”) and Noble Corporation plc (“Noble,” and, together with Paragon, the “Parties”) with respect to the matters described in the Definitive Settlement Agreement, dated as of April 29, 2016 (the “Settlement Agreement”), by and between Paragon and Noble.

Promptly following the execution of this Term Sheet, the Parties agree to work in good faith to negotiate and finalize the terms of the Amendment (as defined below) which incorporates (unless otherwise mutually agreed to the contrary in writing), in all material respects, the terms and conditions contemplated hereby.

Neither this Term Sheet nor the discussions, negotiations or other activities related to the subject matter herein create any binding obligations, liabilities or duties with respect to any Party. A binding agreement with respect to the matters referred to herein will result, if at all, only upon the execution and delivery of an amendment to the Settlement Agreement reasonably satisfactory in form and substance to the Parties (the “Amendment”), and subject to the terms and conditions set forth therein. Any Amendment will be subject to the approval of the Bankruptcy Court (as defined in the Settlement Agreement). For purposes of this Term Sheet, the term “Amendment” does not include this Term Sheet or any other preliminary written agreement, nor does it include any oral or written agreement in principle or the offer or acceptance of an offer by any Party to the Settlement Agreement.

This Term Sheet is protected by Rule 408 of the Federal Rules of Evidence and all other applicable statutes and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in that certain tax sharing agreement, dated as of July 31, 2014, between the Parties (the “Tax Sharing Agreement”), or, where relevant, the form of the amendment to the tax sharing agreement attached as Exhibit B to the Settlement Agreement (the “Amendment to Tax Sharing Agreement”) to be executed upon the closing of the Settlement Agreement.

Amendment to Tax Sharing Agreement

The Parties propose that the Amendment to Tax Sharing Agreement be amended to provide that, during the Mexican Tax Indemnity Deferral Period, Paragon shall be entitled to deliver a Paragon Note (as defined below), in lieu of cash, to Noble in payment of any amount that Paragon owes Noble in respect of Specified Mexican Taxes and Reimbursable Expenses (as defined below) under the Amendment to Tax Sharing Agreement up to an aggregate amount of $5 million.

For the avoidance of doubt, (i) Paragon shall not be entitled to deliver to Noble any Paragon Note in payment of any amount in respect of Specified Mexican Taxes or Reimbursable Expenses to the extent the aggregate principal amount(s) of such Paragon Note and all other Paragon Notes, if any, previously delivered to Noble in payment of any amount in respect of Specified Mexican Taxes and Reimbursable Expenses would exceed $5 million, (ii) the amounts that may be paid with a Paragon Note include amounts owed for all out-of-pocket costs and expenses (e.g. professional fees, court costs, third-party storage fees, etc.) required to be reimbursed to Noble by Paragon (“Reimbursable Expenses”), and (iii) Paragon shall be required to pay any amount or amounts that Paragon owes Noble during the Mexican Tax Indemnity Deferral Period in respect of Specified Mexican Taxes and Reimbursable Expenses under the Amendment to Tax Sharing Agreement in excess of an aggregate of $5 million.

“Mexican Tax Indemnity Deferral Period” means the first four years after the Paragon Plan Closing (as defined in the Settlement Agreement).

Paragon Notes	“Paragon Notes” means one or more promissory notes issued by Paragon and payable to Noble with the following terms:

•                  Term: All remaining principal and accrued but unpaid interest shall be due and payable on the earliest of the (i) liquidation or dissolution of Paragon, (ii) the sale of all or substantially all of the assets of Paragon, (iii) the voluntary or involuntary bankruptcy of Paragon following the Effective Date(1) of the Plan, (iv) any acceleration of any other debt facility in excess of a de minimis amount under which Paragon is an obligor or guarantor, or (v) the fourth anniversary of the Effective Date.

•                   Amortization: No amortization other than mandatory upon maturity.

•                  Interest Rate: The Paragon Notes shall bear interest at either: 12% if paid in cash or, at the election of Paragon, 15% if paid in kind.

•                  Default Interest Rate: All past due amounts (principal and interest) to bear interest at the applicable Interest Rate in effect plus 200 basis points.

•                   Interest Payments: Payments of interest only will be due

(1)         “Effective Date” shall have the meaning ascribed to such term in the Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (Docket No. 318) filed by Paragon and its affiliated debtors and debtors and possession in the Chapter 11 cases captioned In re Paragon Offshore PLC, Case No. 16-10386 (CSS) (Bankr. D. Del), as the same may be amended upon the consent of Noble and consistent with this term sheet (the “Plan”) .

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semiannually, in arrears, on each of June 1 and December 31 in cash, until maturity; provided, that Paragon shall have the option to pay any such interest on a payment in kind basis by issuing an additional Paragon Note with a principal amount equal to the amount of interest accrued at the applicable payment in kind interest rate.

•                  Prepayment: Prepayable, in whole or in part, at any time without penalty.

•                  Other provisions: The Paragon Notes will contain other customary provisions common in commercial promissory notes including provisions regarding default, acceleration, governing law, enforcement and payment instructions.

Implementation                                   Effective as of the Effective Date, the Parties will modify applicable provisions of the Amendment to Tax Sharing Agreement to be consistent with the terms hereof. Otherwise, the Amendment to Tax Sharing Agreement will remain as provided in the Settlement Agreement, without modification thereto.

The Parties intend to seek to negotiate the Amendment on terms substantially consistent with the terms in this Term Sheet and, upon execution of such Amendment by the Parties, Paragon shall seek approval of the Settlement Agreement, as amended by the Amendment, with the Bankruptcy Court in a Chapter 11 proceeding.

Notwithstanding anything herein to the contrary, the Parties’ obligations under “Amendment to Tax Sharing Agreement”, “Paragon Notes”, “Negotiation and Settlement of Certain Tax Liabilities” and “Implementation” are subject to consummation of the Plan, which will incorporate the terms of this proposed settlement.

Publicity                                                                      Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Term Sheet or the matters addressed hereby.

Governing Law                                    The enforceable obligations of the Parties under this Term Sheet shall be construed and enforced in accordance with, and the rights of the Parties thereunder shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Counterparts                                               This Term Sheet may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Term Sheet delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

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IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of August 5, 2016.

PARAGON OFFSHORE PLC

By:	/s/ Randall D. Stilley
Name: Randall D. Stilley
Title: President and CEO

NOBLE CORPORATION PLC

By:	/s/ Dennis J.Lubojacky
Name: Dennis J. Lubojacky
Title: Chief Financial Officer, Vice
President, Controller and Treasurer

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Internal CM/ECF Live Database Page 1 of 8 File a Plan: 16-10386-CSS Paragon Offshore plc Type: bk Assets: y Chapter: 11 v Judge: CSS Office: 1 (Delaware) Case Flag: CLMSAGNT, LEAD, MEGA, SealedDoc(s) U.S. Bankruptcy Court District of Delaware Notice of Electronic Filing The following transaction was received from Amanda R. Steele entered on 8/5/2016 at 7:49 PM EDT and filed on 8/5/2016 Case Name: Case Number: Paragon Offshore plc 16-10386-CSS Document Number: 613 Docket Text: Amended Disclosure Statement (Proposed Supplement to the Disclosure Statement for Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors) (related document(s)[612]) Filed by Paragon Offshore plc (Attachments: # (1) Exhibit A) (Steele, Amanda) The following document(s) are associated with this transaction: Document description:Main Document Original filename:W:\BJW\Paragon - Proposed Supp DS for Modified Plan.pdf Electronic document Stamp: [STAMP bkecfStamp_ID=983460418 [Date=8/5/2016] [FileNumber=13995733-0] [4922ba6858ff3e8b1c33c76c31417940be3dfdcc8181d53749c367b05fe521bd406e 231946b75659b389cb16b2e4e2f7465c529fce04cad3fb5d47f49cd8ab35]] Document description:Exhibit A Original filename:W:\BJW\Paragon - Ex A re Proposed Supp DS for Modified Plan.pdf Electronic document Stamp: [STAMP bkecfStamp_ID=983460418 [Date=8/5/2016] [FileNumber=13995733-1] [1c9388110e6a2b4da01b7dbc1459d24afd56493580e8b11625b2dbe6c8f6c59dc478 be83e7f3c383217ccfb9ff70b089736abc7ae186465c43ac08c1f92997a4]] 16-10386-CSS Notice will be electronically mailed to: Crystal R. Axelrod on behalf of Interested Party Deutsche Bank Trust Company Americas caxelrod@morganlewis.com Nicholas Baker on behalf of Interested Party JPMorgan Chase Bank, N.A. nbaker@stblaw.com Jody C. Barillare on behalf of Interested Party Deutsche Bank Trust Company Americas jbarillare@morganlewis.com, lgibson@morganlewis.com Leah Barnes on behalf of Interested Party JPMorgan Chase Bank, N.A. Leah.Barnes@stblaw.com Joseph Charles Barsalona II on behalf of Attorney Norton Rose Fulbright US LLP barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor PGN Offshore Drilling (Malaysia) Sdn. Bhd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon (Middle East) Limited barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Asset (ME) Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Asset (UK) Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Drilling Services 7 LLC barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Duchess, Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon FDR Holdings Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Holding NCS 2 S.a.r.l. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com https://ecf.deb.uscourts.gov/cgi-bin/Dispatch.pl?341848580813062 8/5/2016